SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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                                            sec.240.14a-11(c) or sec.240.14a-12
[ ]  Definitive Proxy Statement         [ ]  Confidential, for Use of the
                                            Commission Only
[ ]  Definitive Additional Materials        (as permitted by Rule 14a-6(e)(2))


                          DIGITAL VIDEO SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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













































                          DIGITAL VIDEO SYSTEMS, INC.
                               160 Knowles Drive
                              Los Gatos, CA  95032

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON WEDNESDAY, JANUARY 6, 1999

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Digital Video Systems, Inc. (the "Company") will be held at the offices of Digital Video Systems, Inc., located at 160 Knowles Drive, Los Gatos, California, on Wednesday, January 6, 1999 at 10:00 a.m. local time for the following purposes, as more fully described in the attached Proxy
Statement:

  (1) To elect five directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

  (2) To ratify the adoption by the Company's Board of Directors of the Company's 1998 Stock Option Plan;

  (3) To ratify the appointment by the Company's Board of Directors of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 1999;

  (4) To consider and vote upon a proposal (i) to approve the transactions contemplated by that certain Letter Agreement (the "Investment Agreement"), dated as of October 15, 1998, among the Company and Oregon Power Lending Institution ("OPLI"), including the issuance by the Company of (A) up to $10,000,000 face value of Series C Convertible Preferred Stock (the "Preferred Stock"), (B) options (the "Options") to purchase up to 3,000,000 shares of the Company's common stock ("Common Stock") and (C) shares of Common Stock upon the conversion of the Preferred Stock and the exercise of the Options, and (ii) to approve the convertibility of one or more demand promissory notes issued or to be issued in lieu of a portion of the Preferred Stock to be issued under the Investment Agreement and the issuance of Common Stock upon conversion thereof;

  (5)   To approve the change of the Company's name to Digital
Versatile Systems, Inc. and the amendment and restatement of the Company's Amended and Restated Certificate of Incorporation to reflect such change and to incorporate previously filed amendments, as appropriate; and

  (6) To transact such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof.

The Board of Directors has fixed the close of business on Tuesday, December 1, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders at the close of business on such record date are entitled to vote at the Annual Meeting.

Accompanying this Notice are a Proxy and Proxy Statement.  IF YOU
WILL NOT BE ABLE TO ATTEND THE ANNUAL MEETING TO VOTE IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. The Proxy may be revoked at any time prior to its exercise at the Annual Meeting.


                                       By Order of the Board of Directors,

                                       /s/ Edward M. Miller, Jr.

                                           Edward M. Miller, Jr.
                                           Chief Executive Officer
Los Gatos, California
December 2, 1998
















































                          DIGITAL VIDEO SYSTEMS, INC.
                               160 Knowles Drive
                              Los Gatos, CA  95032
                          ANNUAL MEETING OF STOCKHOLDERS
                                 JANUARY 6, 1999
                                 PROXY STATEMENT

                                 INTRODUCTION

This Proxy Statement (the "Proxy Statement") is furnished to the holders of Common Stock par value $.0001 (the "Common Stock") of Digital Video Systems, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by and on behalf of the Company's Board of Directors (the "Board of Directors"). The proxies solicited hereby are to be voted at the Company's Annual Meeting of Stockholders to be held on January 6, 1999, and at any and all adjournments thereof (the "Annual Meeting"). The holders of the Company's Series C Convertible Preferred Stock, par value $.0001 (the "Preferred Stock") which is not subject to the proxy solicitation requirements of the Securities Exchange Act of 1934, as amended, are also being sent copies of this Proxy Statement. The holders of the Preferred Stock have no right to vote with respect to the election of the director nominees named herein. The holders of the Preferred Stock have agreed to vote "FOR" all other matters to be voted upon at the Annual Meeting and discussed herein.

This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about December 15, 1998.

                            PURPOSE OF ANNUAL MEETING

At the Annual Meeting, holders of Common Stock will be asked: (i) to elect five directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified; and all stockholders of the Company will be asked: (ii) to ratify the adoption of the 1998 Stock Option Plan; (iii) to ratify the appointment by the Board of Directors of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 1999; (iv) to approve the transactions contemplated by the Investment Agreement, including the issuance of the Preferred Stock, the Options and Common Stock upon the conversion and exercise of the Preferred Stock and Options, respectively, and to approve the convertibility of the Demand Note and any additional demand notes with substantially similar terms, and the issuance of Common Stock upon the conversion thereof; (v) to approve the change of the Company's name to Digital Versatile Systems, Inc. and the amendment and restatement of the Company's Amended and Restated Certificate of Incorporation to reflect such change and to incorporate previously filed amendments, as appropriate; and (vi) to transact such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof. The Board of Directors recommends a vote in favor of (i.e., "FOR"): (a) the election of the five nominees for directors of the Company listed below, and (b) the proposals set forth in (ii), (iii), (iv) and (v) above.

                              QUORUM AND VOTING RIGHTS

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's capital stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Only stockholders of record at the close of business on Monday, November 30, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 25,156,470 shares of Common Stock outstanding and entitled to vote and 2000 shares of Preferred Stock outstanding and entitled to vote. Holders of Common
Stock as of the Record Date are entitled to one vote for each share held. Holders of the Preferred Stock are entitled to one vote for each share of Common Stock into which their Preferred Stock is convertible.
The 2,000 shares of Preferred Stock currently outstanding are convertible into 4,255,319 shares of Common Stock and, therefore, have that number of votes. Only holders of Common Stock will be permitted to vote for the five directors nominated herein. With respect to all other proposals contained herein, the Common Stock and Preferred Stock will vote together as a single class. All shares of Common or Preferred
Stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated, the shares will be voted in favor of (i.e., "FOR"): (i) the election of the five nominees for directors of the Company listed herein (votes of holders of Common Stock only); (ii) the ratification of the adoption of the 1998 Stock Option Plan; (iii) the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 1999; (iv) the change of the Company's name to Digital Versatile Systems, Inc. and the amendment and restatement of the Company's Amended and Restated Certificate of Incorporation to reflect such change and to incorporate previously filed amendments, as appropriate and (v) the transactions contemplated by the Investment Agreement and the convertibility of the Demand Note and any additional demand notes with substantially similar terms, and the issuance of Common Stock upon the conversion thereof. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgement.

In the election of directors, the five candidates receiving the highest number of votes of holders of Common Stock will be elected as directors. The holders of Preferred Stock have the right to elect two
(2) members to the Board of Directors and such directors have already been elected. See "ELECTION OF DIRECTORS - Management of the Company." The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the votes represented in person or by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. Brokers holding shares of record generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. If a broker which is the record holder of certain shares indicates on a proxy that it does not have discretionary authority to vote on a particular matter as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular matter, these nonvoter shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained. Any stockholder executing a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by: (a) filing with the Company a written revocation of the proxy; (b) appearing at the Annual Meeting and casting a vote contrary to that indicated on the proxy; or (c) submitting a duly executed proxy bearing a later date.

The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of the Company may solicit proxies by written communications, by telephone, telegraph or personal call. These persons are to receive no special compensation for any solicitation activities. The Company will reimburse banks, brokers and other persons holding Common Stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of Common Stock.

















































                               TABLE OF CONTENTS
                                                                      Page




PROPOSAL 1 - ELECTION OF DIRECTORS                                      4
 Nominees                                                               4
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
 THE FIVE PERSONS NOMINATED FOR DIRECTOR HEREIN.                        4
 Meetings; Attendance; Committees                                       4
 Management of the Company                                              5
 Compensation Of Directors And Executive Officers                       9
 Option Repricing                                                      11
 Director Compensation                                                 11
 Employment and Consulting Agreements                                  12
 Stock Option Plans                                                    14
 1997 Employee Stock Purchase Plan                                     16
 1998 Stock Option Plan                                                17
 Certain Transactions                                                  17
 Security Ownership Of Certain Beneficial Owners And Management        19
 Escrow Securities                                                     21
 Potential Change of Control                                           23

PROPOSAL 2 - PROPOSAL TO APPROVE COMPANY'S 1998 STOCK OPTION PLAN      25
 Certain Federal Income Tax Consequences 1998 Plan                     26
 Vote Required; Board Recommendation                                   27

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS       28

PROPOSAL 4 - APPROVAL OF PRIVATE PLACEMENT AND ISSUANCES OF
 SECURITIES                                                            29
 Background                                                            29
Why The Company Is Requesting Shareholder Approval Of The
Proposal 4 Matters                                                     30
Investment Agreement                                                   31
Options                                                                32
Registration Rights                                                    32
Preferred Stock                                                        32
Demand Note                                                            34
Nasdaq Listing Obligation; Change Of Control                           35
Possible Disadvantages Of Approving The Proposal 4 Matters             35
Consequences If Shareholder Approval Is Not Obtained                   36
Interests Of Certain Persons                                           37
No Appraisal Or Dissenters' Rights; No Preemptive Rights               37
Irrevocable Proxies By Certain Shareholders                            37
Vote Required; Board Recommendation                                    37

PROPOSAL 5 -  AMENDMENT AND RESTATEMENT TO THE COMPANY'S AMENDED
 AND RESTATED CERTIFICATE OF INCORPORATION                             38
Vote Required; Board Recommendation                                    38

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL  CONDITION AND
RESULTS OF OPERATIONS                                                  38
 Overview                                                              38



 Results Of Operations For Three Months Ended September 30,
 1998 Compared To The Three Months Ended September 30,  1997           41
 Results Of Operations For Fiscal Year Ended March 31, 1998
 (Fiscal 1998) Compared To Year Ended March 31, 1997 (Fiscal 1998)     43
 Consolidated revenue:                                                 44
 Liquidity And Capital Resources                                       48
 Charge to income in the event of release of escrow security           49
 Seasonality                                                           49
 Year 2000                                                             49

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934   50

SUBMISSION OF STOCKHOLDER PROPOSALS                                    51

OTHER MATTERS                                                          51

ANNEX I -       Investment Agreement                                A-I-1

ANNEX II -      Fifth Amended and Restated Certificate of
                Incorporation                                      A-II-1

ANNEX III -     Demand Note                                       A-III-1

EXHIBIT 1 -     1998 STOCK OPTION PLAN OF DIGITAL VIDEO SYSTEMS, INC. A-1




































PROPOSAL 1 -
ELECTION OF DIRECTORS

Nominees
At the Annual Meeting, five directors, who will constitute five of the seven members of the Board of Directors, are to be elected to serve until the next Annual Meeting or until their successors are duly elected and qualified. All nominees have consented to being named herein and have agreed to serve if elected. The names of such nominees are as follows:

          Edmund Y. Sun
          Sanford C. Sigoloff
          Philip B. Smith
          Young Sam Cho
          Cary S. Fitchey

Management proxies will be voted FOR the election of all of the above-named nominees unless the stockholders indicate that the proxy shall not be voted for all or any one of the nominees. Nominees receiving the highest number of affirmative votes cast, up to the number of directors to be elected, will be elected as directors. Abstentions, broker nonvotes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. If for any reason any nominee should, prior to the Annual Meeting, become unavailable for election as a Director, an event not now anticipated, the proxies will be voted for such substitute nominee, if any, as may be recommended by management. In no event, however, shall the proxies be voted for a greater number of persons than the number of nominees named. Only holders of Common Stock may vote with respect to the election of the above-named director nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
THE FIVE PERSONS NOMINATED FOR DIRECTOR HEREIN.

Meetings; Attendance; Committees

During the fiscal year ended March 31, 1998, the Board of Directors of the Company met four times and the audit committee met four times. There were no compensation committee, risk management committee, nominating committee or executive committee meetings held during the fiscal year. No incumbent member who was a director during the fiscal year attended fewer than 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which he served.

The Company's compensation committee was formed to make recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company. The compensation committee currently consists of Messrs. Smith and Sigoloff. The audit committee reviews the scope of the audit and other accounting related matters. The Company's audit committee currently consists of Messrs. Smith and Sigoloff. The Company's risk management committee was formed to establish systems and policies to supervise and manage the Company's risk of doing business outside the United States. The risk management committee currently consists of Messrs. Smith and Sigoloff. The nominating committee was formed to make recommendations to the Board of Directors as to candidates to serve on the Board of Directors. The nominating committee currently consists of Mr. Smith. The Board of Directors also has an executive committee, which committee is authorized to exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, to the fullest extent permitted by law. The executive committee currently consists of Mr. Watson, who is Chairman of the committee, Mr. Fitchey and Mr. Chen. The Company also has a committee of "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, comprised of Messrs. Smith and Sigoloff, to make grants of options to executive officers under the Company's stock option plans. The Company has no other committees of its Board of Directors.


Management of the Company

Set forth below is certain information with respect to the directors and executive officers of the Company as of November 2, 1998 and with respect to the director nominees:

                                                                Director
         Name            Age              Position               Since
-----------------------  ----  -------------------------------  --------
Dr. Edmund Y. Sun (1)     50   Chairman of the Board               1992

Edward M. Miller (1)      47   Chief Executive Officer and          --
                               President of U.S. Operations

Sung Hee Lee (1)          44   President and Chief Operating        --
                               Officer of Asian Operations

John W. Smuda (1)         42   Chief Financial Officer              --

Robert Werbicki           46   Executive Vice President,            --
                               Computer Products

Sanford C. Sigoloff       68   Director                            1996

Philip B. Smith           63   Director                            1995

Young Sam Cho             45   Director                            1998

Douglas Watson(2)         46   Director                            1998

Michael Chen (2)          46   Director                            1998

Cary S. Fitchey           43   Director Nominee                     --

_______________

(1) Effective June 23, 1998, Dr. Sun resigned as Chief Executive Officer, Mr. Parkinson resigned as President and Chief Operating Officer, Mr. Miller was appointed Chief Executive Officer and President of U.S. Operations, Mr. Lee was appointed President and Chief Operating Officer of Asian Operations and Mr. Smuda was appointed Chief Financial Officer.

(2) Elected by the holders of the Preferred Stock as of November 1, 1998.

Dr. Edmund Y. Sun founded the Company in 1992 and has served as its Chairman of the Board since that time. In June 1998, Dr. Sun was appointed Chief Technology Officer of the Company and he resigned this position effective November 1, 1998. From October 1992 to June 1998, Dr. Sun served as the Company's Chief Executive Officer and from October 1992 to May 1996, he served as the Company's President. Dr. Sun founded C-Cube Microsystems Inc. ("C-Cube"), a public company involved in the development of full color still and motion picture compression technology, and was its Chief Executive Officer from March 1989 to September 1991, and Chairman of the Board from August 1988 until April 1993. Dr. Sun was also previously a founder, vice President, and Chief Technical Officer of Weitek Corporation, a pubic company involved in high speed three dimensional shaded graphics systems and the use of high speed chips in various computer applications. Dr. Sun is a director of CSK Laboratories, Inc., a privately held company involed in computer hardware. Dr. Sun has a Ph.D in Applied Physics and an MS in Electrical Engineering from the California Institute of Technology, and a BS in Electrophysics from the National Chiao
Tung University in Taiwan.

Edward M. Miller was appointed the Company's Chief Executive
Officer and President of U.S. Operations in June 1998. Mr. Miller served as the Chief Financial Officer of the Company from January 1998 to June 1998. Prior to joining the Company, Mr. Miller served as Vice President of Finance for SteriGenics International, Inc. ("SteriGenics"), a provider of microorganism reduction services for the Healthcare Industry. Mr. Miller previously worked for Quality Technologies Corporation ("QTC"), a spinoff of General Instrument Corporation ("GI") and an optoelectronics manufacturing company, where he had served as Vice President of Finance. Mr. Miller worked for GI during the 1980's, holding several positions in the areas of finance, strategic planning and operations. During his tenure with GI, Mr. Miller served as Assistant to the Chief Financial Officer, Financial Controller for GI's UK operations, and Manager of Financial Analysis Europe. Earlier in his career at GI, Mr. Miller served as Corporate Credit Manager for 16 divisional and subsidiary operations within GI's Components Product Group. Mr. Miller received his B.A. in Business Administration from Ohio University.

Sung Hee Lee was appointed President and Chief Operating Officer of the Company's Asian operations in June 1998. Mr. Lee served as a director of the Company from March 1994 to June 1998. Prior to joining the Company, Mr. Lee founded the Multimedia Business Division of Hyundai Electronics Industries Co., Ltd. ("Hyundai") and served as its director from March 1993 to June 1998. From May 1991 until March 1993, Mr. Lee served as a Senior Manager of the Marketing Department of Hyundai's Information Systems Business Sector, and from January 1989 until May 1991, he served as a Senior Manager of Hyundai's Computer Export Department. Mr. Lee is a member of the Board of Directors of Wanyan Electronics Co., Ltd., in China. He received his M.S. in Industrial Engineering from the Korea Advanced Institute of Science & Technology.

John W. Smuda was appointed the Company's Chief Financial Officer in June 1998. Since joining the Company in November 1997 as Vice President for Business Development, Mr. Smuda has worked closely with senior management to shape the Company's financial operations and programs. Prior to joining the Company, Mr. Smuda served as a Vice President of Spencer Trask Securities, Inc. from 1992 to 1995 and The Private Equity Partnership, L.P. from 1992 to 1997. Mr. Smuda provided these firms with analysis of development stage technology and biotechnology companies. In addition, Mr. Smuda developed the business plans for some of the companies for which these firms raised capital. Prior to obtaining an MBA from Columbia University in 1992, Mr. Smuda was a research scientist at the National Institutes of Health and the Naval Research Laboratories. Mr. Smuda received his MBA in Finance and Management from Columbia University, earned his Ph.D. in Biochemistry from Georgetown University, and received a B.S. in Chemistry from Monmouth College.

Sanford C. Sigoloff has served as a Director of the Company since
June 1996. Mr. Sigoloff has been Chairman of the Board, President and Chief Executive Officer of Sigoloff & Associates, Inc. (a management consulting company) since 1989. He served as Chief Executive Officer of L.J. Hooker Corporation (a retail conglomerate) from August 1989 to June 1992. From March 1982 until 1988, Mr. Sigoloff served as Chairman of the Board, President and Chief Executive Officer of Wickes Companies, Inc. (a furniture retail chain). Mr. Sigoloff is a director of Sun America, Inc., Kaufman and Broad Home Corporation, and Movie Gallery, Inc., which are public companies. Mr. Sigoloff is an adjunct full professor at the John E. Anderson Graduate School of Management at the University of California at Los Angeles.

Philip B. Smith has served as a Director of the Company since
November 1995. Mr. Smith has been a Vice Chairman of the Board of Spencer Trask Securities, Inc. since 1991. He was formerly a Managing Director of Prudential Securities in its merchant banking division from 1985 to 1991. Mr. Smith is a founding General Partner of Lawrence Venture Associates, a venture capital limited partnership headquartered in New York City and was the General Partner from 1984 to 1985. From 1981 to 1984, he served as Executive Vice President and Group Executive of the international banking and worldwide corporations group at Irving Trust Company. Prior to joining Irving Trust Company, he was at Citibank for 15 years, where he founded Citicorp Venture Capital and served as its President and Chief Executive Officer. Since 1988, Mr. Smith has also been the managing general partner of The Private Equity Partnership, L.P. Mr. Smith is a director of Movie Gallery, Inc., and KLS Enviro Resources, Inc., both publicly held companies. Mr. Smith is an adjunct professor at Columbia University Graduate School of Business. He holds a B.S.E. from Princeton University and an MBA from Harvard University.

Young Sam Cho is a director nominee. Mr. Cho has been the Director of the Corporate Planning Department of Hyundai since June 1994. From March 1990 until May 1994, Mr. Cho served as General Manager of Hyundai Electronics Europe Gmbh (Hyundai's European Sales
Subsidiary). Mr. Cho received a B.A. degree in Business Administration from Seoul National University.

Douglas Watson has served as Director since November 1998.  Mr.
Watson is currently President and CEO of Astoria Metal Corporation, a ship repair and dismantling firm which he founded in 1992, and currently operates in San Francisco. From 1986 to 1992, Mr. Watson was President and CEO of West State, Inc., a ship repair firm that he founded and operated out of Portland, Oregon. During the period from its founding to its sale in 1994 by Mr. Watson, West State generated total revenues of $360 million, had a credit line of $40 million, and employed thousands of marine workers. During the period from 1986 to 1994, Mr. Watson organized and operated many smaller companies dealing with finance, real estate, engineering and marine specialty work. From 1973 through 1985, Mr. Watson worked in the marine repair and construction industry holding increasingly responsible positions. At the time that he founded West State, Inc. in 1986, Mr. Watson was the Operations Manager for Dillingham Ship Repair. In addition to his marine business experience, Mr. Watson has an extensive background in commercial and industrial real estate. His portfolio included over 30 companies at one time which were instrumental in the founding of his own companies.

Michael S. Chen has served as Director since November 1998. Mr. Chen holds a BS degree in Physics from National Taiwan University, a MSEE degree and Ph.D. candidacy from Stanford University, specialized in computer aided modeling and simulation for integrated circuits. He also received management training in the Acadamy of National Defense Management in Taiwan and worked as an officer in managerial functions during his 2-year military service in the China Airforce. He was in charge of QRA for several mass-produced consumer opto-electronic systems at Texas Instruments, Taiwan Limited. While pursuing his graduate study at Stanford University, he worked as a TA and a Research Assistant at the Department of EE. During the 5 years at Xerox Palo Alto Research
Center, he had worked as an MRS (Member of the Research Staff) and a Senior MRS, developing and enhancing various IC CAE (Computer Aided Engineering) packages. He also worked for 4 years at Cadence Design
Systems, Inc., a world leader of ICCAD systems, with hands-on experience in developing products and managing engineering team efforts. As President of EMEE, Inc. since 1992, Mr. Chen has developed and patented a microprocessor based device for use on automobiles and other applications, raised 7-figure funding, and managed productization and marketing through major international tier-1 suppliers for automotive OEM's.

Cary S. Fitchey has served as a Director since October 1998.  Mr.
Fitchey is currently the Managing Partner of British Pacific Partners ("BPP"). BPP was formed in June 1988 to make investments in potential industry consolidation opportunities, and to provide a variety of advisory services primarily in turnaround situations. Previously, Mr. Fitchey was one of five partners with Dartford Partnership, a partnership formed to make investments in branded products concentrating on the food and beverage categories. While at Dartford, Mr. Fitchey also developed and managed a joint venture in South Africa with PepsiCo, Inc., which featured Pepsi's return to that country after its departure in the 1980s due to the international sanctions. Before joining
Dartford as a partner in 1993, Mr. Fitchey was Managing Director of Triad Partners, Ltd., an advisory and investment company he founded in 1985 to provide services to corporate clients in the areas of strategic management, acquisitions, divestitures, licensing, restructuring, and takeover defense related situations. From 1983 to 1985, Mr. Fitchey served as the Vice President of Business Planning for PepsiCo, Inc., where he was responsible for the development of overall corporate strategies and where his work led to the acquisition of several major franchised bottlers and the divestiture of various nonstrategic businesses. From 1976 to 1983, Mr. Fitchey was a vice president with A.T. Kearney and Strategic Planning Associates, both international management consulting firms. Mr. Fitchey received an MBA from the University of Michigan in 1976 and a BSIM degree from Purdue University in 1974.


Robert Werbicki has served as the Company's Executive Vice
President, Computer Products since August 1997. In 1995, he founded Synchrome Technology Inc., a development and marketing company that integrates CD-ROM drives into finished peripheral add-on personal computer products, and develops and markets multimedia audio software.
He served as its President from 1995 to 1997. From 1993 to 1995, Mr. Werbicki served as General Manager and consultant to Mountain Network Solutions and Nakamichi Peripherals Corporation. From 1990 to 1993 he held various executive positions at Rexon Inc., including President of Rexon/Tacmar Inc., President of Sytron, Rexon's software development and marketing subsidiary, and General Manager of the Wangtek DAT Division. Mr. Werbicki received his B.S.E.E. degree from the University of the Pacific and a Bachelor of Commerce degree from the University of Toronto.

Directors serve until the next annual meeting or until their successors are elected or appointed. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among the officers or directors of the Company.
Pursuant to the underwriting agreement entered into by the Company in connection with the initial public offering of the Company's securities in May 1996 (the "IPO"), the Company agreed for a period of five years commencing on May 9, 1996, if requested by the underwriter, D.H. Blair Investment Banking Corp. (the "Underwriter"), to nominate a designee of the Underwriter who is reasonably acceptable to the Company to the Company's Board of Directors. To date, the Underwriter has not designated a director.

Compensation Of Directors And Executive Officers

The following table sets forth the compensation for the fiscal years ended March 31, 1998 and March 31, 1997, and the twelve-month period ended March 31, 1996, respectively, paid by the Company to its Chief Executive Officer and the other executive officers of the Company who earned in excess of $100,000 (collectively, the "Named Executive Officers") based on salary and bonus for the fiscal year ended March 31, 1998:


                                                               Long Term
                                  Annual Compensation(1)      Compensation
                             -----------------------------       Awards
                                                  Other      --------------
                              Fiscal              Annual       Securities
                               Year               Compen-      Underlying
Name and Principal Position  Ended(2)  Salary($)  sation       Options(#)
---------------------------- --------- --------- ---------   --------------
Dr. Edmund Y. Sun(3)           1998     165,157       --               --
 Chairman of the Board         1997     159,751       --               --
 and Chief Technology          1996     131,709       --               --
 Officer

Edward M. Miller(4)            1998      41,409       --           135,000
 Chief Executive Officer       1997         --        --               --
 and President of U.S.         1996         --        --               --
 Operations

Thomas R. Parkinson(5)         1998     393,166       --           900,000 (6)
 Director, former              1997         --        --               --
 President and Chief           1996         --        --               --
 Operating Officer

Robert Werbicki                1998     144,806       --           100,000
 Vice President,               1997         --        --               --
 Executive Computer            1996         --        --               --
 Products

Gary Franza                    1998     138,439   $89,861 (7)      125,000
 Executive Vice President      1997         --        --               --
 New Media Division            1996         --        --               --

David Keller(8)                1998     112,465       --            80,000
 Former General Manager        1997         --        --               --
 and Vice President of         1996         --        --               --
 the New Media Division

___________
(1)     The compensation described in this table does not include medical insurance, retirement benefits and other benefits received by the foregoing executive officers which are available generally to all employees of the Company and certain perquisites and other personal benefits received by the foregoing executive officers of the Company, the value of which did not exceed the lesser of $50,000 or 10% of the executive officer's cash compensation in the table.

(2) In June 1996, the Company changed its fiscal year end from December 31 to March 31.

(3) Dr. Sun also served as President of the Company from its inception through May 1996 and as Chief Executive Officer of the Company from its inception through June 1998.

(4) Mr. Miller was appointed Chief Executive Officer of the Company and President of U.S. Operations effective June 23, 1998. Mr. Miller served as Chief Financial Officer of the Company from January 1998 to June 1998. In connection with his appointment as the Company's Chief
Executive Officer in June 1998, Mr. Miller was granted options to purchase an additional 215,000 shares of Common Stock at an exercise price of $1.125 per share.

(5) Mr. Parkinson resigned as President and Chief Operating Officer of the Company on June 23, 1998, effective July 3, 1998.

(6) Options to acquire 900,000 shares of Common Stock were granted to Mr. Parkinson on March 28, 1997 in connection with his employment with the Company, which commenced on April 15, 1997. In connection with Mr. Parkinson's resignation as the Company's President, 702,083 of such options were cancelled as of July 3, 1998.

(7) Represents payments made to Mr. Franza as a consultant prior to his employment by the Company as Executive Vice President of the New
Media Division in August 1997.

(8) Mr. Keller's employment as General Manager and Vice President of the New Media Division was terminated as of May 19, 1998.


     The following table provides information on stock options granted during the fiscal year ended March 31, 1998:

           Options Granted in Fiscal Year Ended March 31, 1998


                                    Individual Grants
                      -------------------------------------------------
                                        % of
                                        Total
                                       Options
                        Number of      Granted   Exercise
                       Securities        to       or Base
                       Underlying     Employees    Price      Expir-
                         Options      in Fiscal    (per        ation
        Name             Granted        Year      share)       Date
--------------------- -------------   ---------  ---------  -----------
Dr. Edmund Y. Sun             --          --         --         --

Edward M. Miller           135,000         6.5%     $1.44     03/17/08

Thomas R. Parkinson        702,083 (1)    33.9%     $3.75     07/03/98
                           197,917 (2)     9.5%     $3.75     03/28/07

Robert Werbicki            100,000 (3)     4.8%     $4.69     09/17/07

Gary Franza                125,000 (4)     6.0%     $4.69     09/17/07

David Keller                80,000 (5)     3.9%     $4.69     11/11/98

____________________
(1)     All of such options were cancelled effective as of July 3, 1998.

(2) Such options have been fully vested and are exercisable during the term when Mr. Parkinson serves as a director of the Company and for three months thereafter. Mr. Parkinson resigned as a director on October 7, 1998 and, therefore, these options are exercisable at any time before January 5, 1999.

(3) Pursuant to the Company's option repricing offer certain employees (including Mr. Werbicki) were permitted to reprice their options in exchange for agreeing to cancel options equal to 25% of their outstanding nonescrowed options. 25,000 of such options were cancelled as a result of the option repricing offer effective January 1998. The balance of such options (75,000) will expire March 17, 2007 unless earlier cancelled or terminated in accordance with the terms of the Company's 1996 Stock Option Plan.

(4) Pursuant to the Company's option repricing offer (described in footnote (3) above), 31,250 of such options were cancelled effective January 1998.

(5) Pursuant to the Company's option repricing offer (described in footnote (3) above), 20,000 of such options were cancelled effective January 1998. 46,250 options were cancelled upon the termination of Mr. Keller's employment with the Company on August 13, 1998 and
13,750 options expired on November 11, 1998.

Option Repricing

In January 1998, the Board of Directors approved an offer to each of the Company's employees (other than Mr. Parkinson, who was at that time the Company's President) who held stock options (the "Repricing Offer"). Pursuant to the terms of the Repricing Offer, employees were permitted to trade in 25% of their outstanding options in order to reprice the remaining 75% of their options at an exercise price of $2.16 per share. (This offer did not include any options held in the Company's performance escrow created in connection with its 1996 initial public offering.) The Board's decision was based on the rationale that employees and officers must be sufficiently incentivized to continue their employment with the Company and to perform at a level that could enhance stockholder return. Although most options granted during the fiscal year ended March 31, 1998 had exercise prices significantly below the offered repriced exercise price of $2.16 per share (the closing price of the Company's Common Stock on Nasdaq on January 14, 1998), a substantial number of outstanding options granted in prior fiscal years had exercise prices far above the prevailing market price in January 1998. Three of the Named Executive Officers were offered the opportunity to participate in the Repricing Offer because such officers had joined the Company and had received option grants at a point in time when the fair market value of the Common Stock (and therefore the exercise prices of their options) was significantly higher than $2.16.

Director Compensation

Directors receive $15,000 per year (other than directors who are employees of the Company) as compensation for serving on the Board of Directors and are also entitled to participate in the Company's stock option plans and from time to time to receive grants of options thereunder to purchase shares of Common Stock. During the fiscal year ended March 31, 1998, Mr. Parkinson received options to purchase 500,000 shares of Common Stock under the Company's 1996 Stock Option Plan (the "1996 Plan") and options to purchase 400,000 shares of Common Stock under the Company's 1993 Amended and Restated Stock Option Plan (the "1993 Plan"), respectively, all at an exercise price of $3.75 per share, pursuant to his employment agreement with the Company. In connection with Mr. Parkinson's resignation as President on June 23, 1998, 358,333 options granted to Mr. Parkinson under the Company's 1993 Plan, and 343,750 options granted to Mr. Parkinson under the Company's 1996 Plan respectively, were cancelled. The total options cancelled of 702,083 included 266,667 Escrow Options (as herein defined). In June 1998, all nonemployee directors were granted options to purchase 100,000 shares of Common Stock pursuant to the Company's 1998 Stock Option Plan (the "1998 Plan") at an exercise price of $1.125 per share. These options vest pro rata over the 48-month period following the grant date, if not earlier cancelled pursuant to the terms and conditions of the 1998 Plan.








Employment and Consulting Agreements

The Company entered into an employment agreement (the "Sun
Employment Agreement") with Dr. Sun, the Company's founder, Chairman of the Board and then Chief Executive Officer, in March 1996. The term of the Sun Employment Agreement commenced in May 1996 and will expire on March 31, 2001; provided, however, that the Sun Employment Agreement can be terminated by either party after March 31, 1999, if all of the Escrow Securities (as defined herein) have been released.

The Sun Employment Agreement provides that in consideration for Dr. Sun's services, he is to be paid an annual salary of $160,000, with increases in salary and bonuses after the first year of employment as deemed appropriate by the Board of Directors. In June 1998, Dr. Sun resigned as Chief Executive Officer and was appointed Chief Technology Officer. In connection with his appointment as Chief Technology Officer, Dr. Sun was granted five-year options to purchase 400,000 shares of Common Stock at an exercise price of $1.125 per share. Such options vest at a monthly rate of 2.083% over a four-year period commencing on the date of grant, subject to acceleration of this vesting schedule or forfeiture of these options under certain circumstances.
Dr. Sun resigned as Chief Technology Officer on November 1, 1998.
Dr. Sun's compensation package remains otherwise unchanged.
The Company entered into a two year employment agreement dated as of March 28, 1997 with Thomas R. Parkinson, pursuant to which Mr. Parkinson became the President and Chief Operating Officer of the Company commencing on April 15, 1997. During the fiscal year ended March 31, 1998, Mr. Parkinson received options to purchase 500,000 shares of Common Stock under the Company's 1996 Stock Option Plan and options to purchase 400,000 shares of Common Stock under the Company's 1993 Amended and Restated Stock Option Plan.

Mr. Parkinson received an annual salary of $280,000 and was eligible for an annual performance bonus ranging from $120,000 to $200,000. Mr. Parkinson's salary and bonus would be mutually agreed to by Mr. Parkinson and the Board after the first year. Mr. Parkinson terminated his employment as the Company's President on July 3, 1998.
In connection with his termination as President, Mr. Parkinson and the Company agreed that his options to purchase 197,917 shares of Common Stock would vest on July 3, 1998. The remaining 702,083 options (including 266,667 Escrow Options) were cancelled on July 3, 1998.
In December 1997 the Company entered into a fifteen-month employment agreement with Edward M. Miller, pursuant to which Mr. Miller became the Chief Financial Officer of the Company in January 1998. Upon entering into such agreement, Mr. Miller received five-year options to purchase 135,000 shares of Common Stock at $1.44 per share under the Company's 1996 Plan. Such options vest at a monthly rate of 2.083% over a four-year period commencing on March 1, 1998, subject to acceleration of this vesting schedule or forfeiture of these options under certain circumstances. Mr. Miller receives an annual salary of $135,000 and will be eligible for an annual performance bonus ranging from $27,000 to $67,500. Mr. Miller's employment as Chief Financial Officer was renewable at the end of the fifteen-month term by mutual agreement of the parties. On June 24, 1998, Mr. Miller was appointed Chief Executive Officer of the Company and President of its U.S. Operations. Mr. Miller was granted five-year options to purchase an additional 215,000 shares of Common Stock at an exercise price of $1.125 per share under the Company's 1998 Plan in connection with such appointment. Such options vest at a monthly rate of 2.083% over a four-year period commencing on the grant date, subject to acceleration of this vesting schedule or forfeiture of these options under certain circumstances.

In August 1997, the Company entered into a three-year employment agreement with Robert Werbicki, pursuant to which Mr. Werbicki became the Company's Executive Vice President of Computer Products. Upon entering into such agreement, Mr. Werbicki received five-year options to purchase 100,000 shares of Common Stock at $4.69 per share under the Company's 1996 Plan. Such options vest at a monthly rate of 2.083% over a four year period commencing on September 1, 1997, subject to acceleration of this vesting schedule or forfeiture of these options under certain circumstances. Mr. Werbicki receives an annual salary of $150,000. Mr. Werbicki is also eligible for a quarterly performance bonus equal to a certain percentage of the gross margin from all hardware sales under the Computer Products Division (the "Gross Margin"). The first year's bonus is calculated based on 5% of the Gross Margin, but no less than $75,000. The second year's bonus is 5% of the Gross Margin, with no minimum bonus and the third year is between 2% to 5% of the Gross Margin, which will be negotiated and mutually agreed on by Mr. Werbicki and the Company's President. Mr. Werbicki's employment as Executive Vice President of the Computer Products Division is renewable at the end of the initial three-year term by mutual agreement of the parties.

In August 1997, the Company entered into a two year employment agreement with Gary Franza, pursuant to which Mr. Franza became the Executive Vice President of Business Development for the Company and Chief Operating Officer of the Company's Atlanta, Georgia operations. Upon entering into such agreement, Mr. Franza received five-year options to purchase 125,000 shares of Common Stock at $4.69 per share under the Company's 1996 Plan. Such options vest at a monthly rate of 2.083% over a four-year period commencing on September 1, 1997, subject to acceleration of this vesting schedule or forfeiture of these options under certain circumstances. Mr. Franza receives an annual salary of $180,000 and will be eligible for an annual performance bonus ranging from $40,000 to $80,000.

In August 1997, the Company entered into a two year employment agreement with David Keller, pursuant to which Mr. Keller became the Vice President and General Manager of the Company's Atlanta, Georgia operations. Upon entering into such agreement, Mr. Keller received five-year options to purchase 80,000 shares of Common Stock at $4.69 per share under the Company's 1996 Plan. Such options vest at a monthly rate of 2.083% over a four-year period commencing on September 1, 1997, subject to acceleration of this vesting schedule or forfeiture of these options under certain circumstances. Mr. Keller received an annual salary of $170,000 and was eligible for an annual performance bonus of up to $51,000. Mr. Keller's employment was renewable at the end of the initial two year term by mutual agreement of the parties. In May 1998, Mr. Keller's employment with the Company was terminated. Pursuant to the termination agreement, the Company made a $42,500 severance payment to Mr. Keller and 46,250 options to purchase shares of the Common Stock that were not vested as of August 13, 1998 were cancelled.






Stock Option Plans

In October 1993, the Board of Directors approved the Company's
1993 Stock Option Plan, which plan was subsequently approved by the Company's stockholders in March 1994. In April 1996, the Board of Directors and the stockholders of the Company approved the 1993 Amended and Restated Stock Option Plan, as amended (the "1993 Plan"), which effected certain amendments to the 1993 Stock Option Plan. The 1993 Plan provides for the grant of options to officers, directors, other key employees and consultants of the Company to purchase up to an aggregate of 3,762,532 shares of Common Stock. The 1993 Plan may be administered by the Board of Directors or a committee thereof and is currently administered by the Board of Directors, which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 1993 Plan. Notwithstanding the foregoing, grants of options to Named Executive Officers may be made only by a committee of directors who qualify as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Options granted under the 1993 Plan may be "incentive stock options" as defined in Section 422 of the Code, or nonqualified options, and will be designated as such.

The exercise price of incentive stock options may not be less than 100% of the fair market value of the Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of Common Stock that may be acquired in any one year pursuant to incentive stock options under the 1993 Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 1993 Plan at an exercise price not less than 85% of the fair market value of the Common Stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of Common Stock that may be acquired pursuant to such options in any one year.

In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination would immediately terminate, and any options that are exercisable would terminate 90 days (six months in the case of termination by reason of death or disability) following termination of employment.

Options may not be exercised more than ten years after the grant
(five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Options granted under the 1993 Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1993 Plan, shares subject to options that have been cancelled or terminated are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 1993 Plan is effective for ten years, unless sooner terminated or suspended.



During the fiscal year ended March 31, 1998, options to purchase
152,167 shares of Common Stock were granted under the 1993 Plan. As of October 31, 1998 there were 937,482 options available for grant under the 1993 plan.

In September 1996, the Company's Board of Directors approved the
1996 Plan, which was subsequently approved by the Company's stockholders in September 1997. The purpose of the 1996 Plan is to enable the Company to attract and retain top-quality employees, officers, directors and consultants and to provide such employees, officers, directors and consultants with an incentive to enhance stockholder return. The 1996 Plan became effective on the first day immediately following the date on which the 1996 Plan was approved by the stockholders.

The 1996 Plan provides for the grant of options to officers, directors, other key employees and consultants of the Company to purchase up to an aggregate of 1,500,000 shares of Common Stock. The 1996 Plan may be administered by the Board of Directors or a committee thereof, and is currently administered by the Board of Directors, which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 1996 Plan. Notwithstanding the foregoing, grants of options to executive officers may be made only by a committee of directors who qualify as "outside directors" within the meaning of Section 162(m) of the Code. Options granted under the 1996 Plan may be "incentive stock options" as defined in Section 422 of the Code, or nonqualified options, and will be designated as such.

The exercise price of incentive stock options may not be less than 100% of the fair market value of the Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of Common Stock that may be acquired in any one year pursuant to incentive stock options under the 1996 Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 1996 Plan at an exercise price not less than 85% of the fair market value of the Common Stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of Common Stock that may be acquired pursuant to such options in any one year.

In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination would immediately terminate, and any options that are exercisable would terminate 90 days (six months in the case of termination by reason of death or disability) following termination of employment.

Options may not be exercised more than ten years after the grant
(five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Options granted under the 1996 Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1996 Plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 1996 Plan is effective for ten years, unless sooner terminated or suspended. The 1996 Plan provides that options covering no more than 500,000 shares of Common Stock may be granted to any one employee in any twelve month period.

During the fiscal year ended March 31, 1998, options to purchase 1,190,376 shares of Common Stock were granted under the 1996 Plan (excluding 759,500 shares which were granted but then subsequently cancelled under the Company's Repricing Offer). As of October 31, 1998 there were 622,261 options available for grant under the 1996 Plan.

1997 Employee Stock Purchase Plan

On July 31, 1997, the Company's Board of Directors adopted the
1997 Employee Stock Purchase Plan (the "1997 Plan"). The 1997 Plan was approved by the Company's stockholders in September 1997. The 1997 Plan is designed to provide eligible employees of the Company and its participating subsidiaries (collectively "Participating Companies") with added incentive to continue in the employment of the Participating Companies by permitting them to purchase shares of Common Stock on a discounted basis through payroll withholding. The 1997 Plan became effective on the first day immediately following the date of its approval by the Company's stockholders.

The 1997 Plan may be administered by the Board of Directors or a committee thereof consisting of at least three persons (the "Committee"), at least one of whom must be a member of the Company's Board of Directors. The Committee has the authority to interpret the 1997 Plan and to establish rules and regulations thereunder.
Up to 500,000 shares of Common Stock in the aggregate may be purchased under the 1997 Plan, subject to adjustment in the event of a stock dividend, stock split or combination of shares.
Participation under the 1997 Plan is open to all active employees of the Participating Companies, except (i) employees who have not been continuously employed by the Participating Companies for at least two years, (ii) employees whose customary employment by the Participating Companies is less than 20 hours per week, or (iii) employees whose customary employment by the Participating Companies is five months or less in any calendar year. Employees who, immediately upon enrollment in the Plan, would, together with certain relatives, own more than 5% of the total combined voting power or value of all classes of stock of the Company or any subsidiary corporation thereof are not eligible.
Payment for shares of Common Stock is to be made in installments through payroll deductions over the 1997 Plan's designated offering period (the "Offering Period").

Each eligible employee may enroll in the 1997 Plan as of the first day of the Offering Period following the date which is ten days after such employee first becomes eligible to participate in the 1997 Plan or as of the first day of any subsequent Offering Period (or as of the first day of each three month period ending on the close of a calendar quarter during and within an Offering Period (an "Interim Offering Period").

Each eligible employee may authorize payroll deductions under the 1997 Plan in an amount not to exceed 10% of the participant's compensation (before withholding or other deductions). For purposes of the 1997 Plan, "compensation" means the annual base rate of pay, determined by the Board of Directors (including commissions, but exclusive of bonuses and certain other fringe benefits).
As of the last day of each Interim Offering Period, funds credited to each participant's account will be applied to the purchase of whole shares of Common Stock. No interest will be paid on amounts held in a participant's account. The purchase price per share of Common Stock under the 1997 Plan for any Offering Period shall be 85% of the fair market value of the Common Stock on the first business day or the last business day of such Offering Period, whichever is less.

1998 Stock Option Plan

In May 1998, the Board of Directors approved the Company's 1998
Stock Option Plan (the "1998 Plan"). For a description of the 1998 Plan, see "PROPOSAL TO APPROVE THE COMPANY'S 1998 STOCK OPTION PLAN."

Certain Transactions

In October 1996, the Company acquired all of the outstanding capital stock of ViComp Technology, Inc. ("ViComp") for 491,253 shares (the "Acquisition Shares") of Common Stock (the "ViComp
Acquisition"). Dr. Edmund Y. Sun, the Company's Chairman of the Board and Chief Technology Officer, was a cofounder of ViComp and owned 57.3% of the outstanding capital stock of ViComp (for which he had paid a total of $1,000,000 in September 1995 and January 1996) at the time of the ViComp Acquisition. The Company issued to Dr. Sun 281,520 shares of Common Stock for his ViComp capital stock in the ViComp Acquisition (57.3% of the total 491,253 shares of Common Stock issued in the ViComp Acquisition).

Of the 281,520 Acquisition Shares issued to Dr. Sun, 140,760 were deposited into an escrow and are subject to forfeiture and cancellation under certain circumstances and may not be publicly resold until released from such escrow. The remaining of 140,760 Acquisition Shares issued to Dr. Sun were subject to a performance escrow relating to ViComp and were cancelled under that escrow because certain milestones were not reached by July 1997.

The ViComp Acquisition was unanimously approved by the disinterested members of the Company's Board of Directors, and the Company's Board of Directors was advised by Sutter Securities Incorporated that the ViComp Acquisition is fair from a financial point of view to the Company's stockholders other than Dr. Sun.
The Company borrowed $1,000,000 from Dr. Sun in June 1998. Under the terms of the loan agreement between the Company and Dr. Sun, the loan from Dr. Sun was converted into 1,331,479 shares of Common Stock in July 1998 at a price of $0.7566 per share (100% of the average closing price of the Company's common stock over the five trading days following the Company's issuance of a press release on June 30, 1998 describing the Company's earnings for fiscal 1998). Dr. Sun was granted registration rights covering those shares.

In June 1998, the Company acquired an exclusive, perpetual, worldwide, royalty free license to DVD-ROM technology owned by Hyundai in exchange for 2,000,000 shares of Common Stock. In addition, the Company, through a newly formed, wholly owned subsidiary, DVS Korea, completed the acquisition of DVD-ROM manufacturing capabilities, a related research and development team and management from Hyundai for $1,000,000 in cash. The Company obtained a fairness opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., a nationally recognized independent valuation firm, with respect to the fairness of the financial terms of the transaction to the Company.

In March 1996, the Company entered into an employment agreement with Dr. Sun. During the fiscal year ended March 31, 1998, the Company entered into employment agreements with the following executive officers: Thomas R. Parkinson, Edward M. Miller, Robert Werbicki, Gary Franza and David Keller. See "ELECTION OF DIRECTORS - Employment and Consulting Agreements."

In August 1997, Mr. Werbicki sold substantially all of the assets of Synchrome Technology, Inc. to the Company for $753,000 and became an officer of the Company at that time. Pursuant to the purchase agreement, Mr. Werbicki received an additional cash payment of $125,000 in February 1998, and the Company expects to make another cash payment of $125,000 when certain conditions are met pursuant to the purchase agreement.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October 31, 1998, by (i) each person who is known by the Company to own beneficially more than 5% of any class of the Company's voting securities; (ii) each of the Company's directors and director nominees; (iii) each of the Named Executive Officers; and (iv) all executive officers, directors and director nominees of the Company as a group.


                                                                   Percentage
                                                   Amount and          of
                                                    Nature of      Outstanding
                                          Title    Beneficial      Common Stock
           Name and Address(1)           of Class  Ownership(2)       Owned
-------------------------------------------------- --------------- -----------
1.      Dr. Edmund Y. Sun.................Common    9,079,828  (3)       37.0%

2.      Thomas R. Parkinson...............Common      206,250  (4)         *

3.      Edward M. Miller..................Common       61,124  (5)         *

4.      Sung Hee Lee......................Common       31,248  (6)         *

5.      Philip B. Smith...................Common      149,246  (7)         *

6.      Sanford C. Sigoloff...............Common       97,877  (8)         *

7.      Young Sam Cho.....................Common          249  (9)         *

8.      Cary S. Fitchey...................Common        4,166 (10)         *

9.      Robert Werbicki...................Common       23,437 (11)         *

10.     Gary Franza.......................Common       29,296 (12)         *

11.     David Keller......................Common       13,750 (13)         *

Hyundai Electronics Industries            Common    5,896,999 (14)       24.2%
 Company, Ltd.
 10th Floor, Boram Building
 705-19, Yeeksam-dong
 Kongnam-Ku, Seoul, Korea

Oregon Power Lending Institution          Common    2,000,000 (15)        7.3%
357 Castro Street, Suite 2                Preferred     2,000 (16)      100.0%
Mountain View, CA

All executive officers and directors and
director nominees as a group (11 persons).....                           39.8%

(1) Except as otherwise indicated, the address of each stockholder is c/o the Company at 160 Knowles Drive, Los Gatos, California 95032.

(2) Includes shares of Common Stock placed into an escrow by such individual or entity in connection with the IPO. See "Escrow Securities." Nature of beneficial ownership of securities is direct and arises from sole voting power and sole investment power, subject to community property laws where applicable. Shares underlying options to purchase Common Stock exercisable within 60 days of October 31, 1998 are deemed to be outstanding for purposes of calculating the number of shares owned by the holders of such options.

(3) Includes 140,760 shares of Common Stock acquired by Dr. Sun in the ViComp Acquisition, all of which have been deposited in escrow and are subject to cancellation in certain circumstances. Also includes 280,334 shares owned by Dr. Sun's sons and 21,564 shares owned by Dr. Sun's sister. Also includes options to purchase 66,666 shares of Common Stock. Excludes options to purchase 333,334 shares of Common Stock which are not exercisable within 60 days.

(4)     Represents options to purchase 206,250 shares of Common Stock.

(5) Includes options to purchase 52,184 shares of Common Stock. Excludes options to purchase 297,816 shares of Common Stock which are not exercisable within 60 days.

(6) Includes options to purchase 31,248 shares of Common Stock. Excludes options to purchase 218,752 shares of Common Stock which are not exercisable within 60 days.

(7) Includes options to purchase 120,646 shares of Common Stock. Excludes options to purchase 115,962 shares of Common Stock which are not exercisable within 60 days.

(8) Represents options to purchase 97,877 shares of Common Stock. Excludes options to purchase 138,731 shares of Common Stock which are not exercisable within 60 days.

(9) Although Mr. Cho has been nominated by Hyundai to serve as a director if elected, he does not have any right to vote or dispose of the shares owned by Hyundai. Includes options to purchase 249 shares of Common Stock. Excludes options to purchase 1,751 shares of Common Stock not exercisable within 60 days.


(10) Represents options to purchase 4,166 shares of Common Stock.
Excludes options to purchase 95,834 shares of Common Stock which are not exercisable within 60 days.

(11) Represents options to purchase 23,437 shares of Common Stock. Excludes options to purchase 51,564 shares of Common Stock which are not exercisable within 60 days.

(12) Represents options to purchase 29,296 shares of Common Stock. Excludes options to purchase 64,454 shares of Common Stock which are not exercisable within 60 days.

(13) Represents options to purchase 13,750 shares of Common Stock.

(14) Mong Hun Chung is the Chairman and largest individual shareholder of Hyundai and may be considered a beneficial owner of such shares.

(15) Represents options to purchase 2,000,000 shares of Common Stock, which will become exercisable only if shareholder approval of Proposal 4 is received. The terms of the Investment Agreement also call for the issuance of additional options to purchase 1,000,000 shares of Common Stock, subject to shareholder approval of Proposal 4.

(16) OPLI paid for such shares prior to October 31, 1998 and, therefore, had the right to receive such shares at such time, but the actual shares were issued in early November. OPLI also has the right pursuant to the Investment Agreement to purchase up to 7,000 additional shares of Preferred Stock and to convert the Demand Note into 1,000 shares of Preferred Stock if shareholder approval of Proposal 4 is received. The number of shares of Preferred Stock which may be purchased is based on an assumed price of $1,000 per share.

Escrow Securities

In connection with the IPO and through March 31, 1998, the holders of Common Stock and options to purchase Common Stock placed 8,086,321 shares (the "Escrow Shares") and options to purchase 1,985,656 shares (the "Escrow Options"), and the Company had placed, through March 31, 1998, options issuable under the 1993 Plan to purchase 28,023 shares of Common Stock (together with the Escrow Options and the Escrow Shares, the "Escrow Securities") into escrow pursuant to an escrow agreement (the "Escrow Agreement") with American Stock Transfer & Trust Company, as escrow agent. The Escrow Securities are not assignable or transferable; however, the Escrow Shares may be voted by the holders thereof. Holders of any options in escrow may exercise their options prior to their release from escrow; however, the shares issuable upon any such exercise will continue to be held in escrow as Escrow Shares pursuant to the Escrow Agreement.

All or a portion of the Escrow Securities may be released from escrow based on the Company's Minimum Pretax Income amounts (as defined and set forth below) or the trading price of the Company's Common Stock. The Minimum Pretax Income amounts (i) shall be calculated exclusively of any extraordinary earnings, including, but not limited to, any charge to income resulting from the release of the Escrow Securities; and (ii) shall be increased from the amounts established at the time of the IPO proportionately, with certain limitations, in the event additional shares of Common Stock or securities convertible into, exchangeable for or exercisable into Common Stock are issued after the IPO. The Minimum Pretax Income amounts as originally established at the time of the IPO are described below.

Of the Escrow Securities, one-half (representing 5,050,000 shares of issued or issuable shares of Common Stock) will be released from escrow, on a pro rata basis, if, and only if, one or more of the following conditions are met (none of such conditions having been met to date):

(i) the Company's net income before provision for income taxes and exclusive of any extraordinary earnings as audited and determined by the Company's independent public accountants (the "Minimum Pretax
Income") amounts to at least $10.0 million for the fiscal year ended March 31, 1997;

(ii) the Minimum Pretax Income amounts to at least $15.0 million for the fiscal year ending March 31, 1998;

(iii) the Minimum Pretax Income amounts to at least $23.0 million for the fiscal year ending March 31, 1999;

(iv) the Minimum Pretax Income amounts to at least $31.0 million for the fiscal year ending March 31, 2000;

(v) the Minimum Pretax Income amounts to at least $39.0 million for the fiscal year ending March 31, 2001;

(vi) commencing on May 9, 1996 and ending 18 months thereafter, the bid price of the Company's Common Stock averages in excess of $24.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 60 consecutive business days;

(vii) commencing November 9, 1997 and ending 36 months thereafter, the bid price of the Company's Common Stock averages in excess of $48.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 90 consecutive business days; or

(viii) during the periods specified in (vi) or (vii) above, the Company is acquired by or merged into another entity in a transaction in which the value of the per share consideration received by the stockholders of the Company on the date of such transaction or at any time during the applicable period set forth in (vi) or (vii), respectively, equals or exceeds the applicable levels set forth in (vi) or (vii), respectively.

The remaining Escrow Securities (representing 5,050,000 shares of issued or issuable shares of Common Stock) will be released from escrow, on a pro rata basis, if, and only if, one or more of the following conditions is met (none of such conditions having been met to date):
   (i) the Minimum Pretax Income amounts to at least $15.0 million for the fiscal year ended March 31, 1997;

  (ii) the Minimum Pretax Income amounts to at least $21.0 million for the fiscal year ending March 31, 1998;

 (iii) the Minimum Pretax Income amounts to at least $32.0 million for the fiscal year ending March 31, 1999;

  (iv) the Minimum Pretax Income amounts to at least $42.0 million for the fiscal year ending March 31, 2000;

   (v) the Minimum Pretax Income amounts to at least $53.0 million for the fiscal year ending March 31, 2001;

  (vi) commencing on May 9, 1996 and ending 18 months thereafter, the bid price of the Company's Common Stock averages in excess of $48.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 60 consecutive business days;

 (vii) commencing November 9, 1997 and ending 36 months thereafter, the bid price of the Company's Common Stock averages in excess of $96.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 90 consecutive business days; or

(viii) during the periods specified in (vi) or (vii) above, the Company is acquired by or merged into another entity in a transaction in which the value of the per share consideration received by the stockholders of the Company on the date of such transaction or at any time during the applicable period set forth in (vi) or (vii), respectively, equals or exceeds the applicable levels set forth in (vi) or (vii), respectively.

The bid price amounts set forth above are subject to adjustment in the event of any stock splits, reverse stock splits or other similar events.

Holders of Escrow Securities have agreed not to sell, transfer, hypothecate, negotiate, pledge, assign, encumber or otherwise dispose of any or all of the Escrow Securities unless and until (A) the Company shall have given notice that the conditions for the release of the Escrow Securities set forth in Paragraphs (a) and (b) above are met, or
(B) such disposition is (i) proposed in connection with an agreement by which the Company is to be acquired by or merged into another entity in which the consideration paid by the acquiror per share of the Company's stock is no less than 80% of the minimum consideration required by Paragraphs (a)(vi) and (vii) above as to a disposition of up to 50% of the Escrow Securities or by Paragraphs (b)(vi) and (vii) above as to a disposition of up to 100% of the Escrow Securities and (ii) approved by at least 80% of the votes cast, in person or by proxy, by holders of the Common Stock eligible to vote on such matter excluding the shares held by the holders of the Escrow Securities, provided that the holders of at least 50% of the Common Stock (excluding the shares held by the holders of the Escrow Securities) actually vote on such matter, in person or by proxy, or are present, in person or by proxy, at the meeting at which the vote takes place. If the Company is acquired by or merges into another company that thereafter owns all of the outstanding stock of the Company except for the Escrow Securities, at any time from and after the consummation of the merger or acquisition, holders of Escrow Securities desiring to dispose of their Escrow Securities will be permitted to do so if the acquiror gives notice as to conditions being met in Paragraphs
(a) and (b) above or consents in writing to the disposition, but no vote or consent of the former stockholders of the Company will be required.

Any money, securities, rights or property distributed in respect of the Escrow Securities, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company, shall be held in escrow until release of the Escrow Securities. If none of the applicable Minimum Pretax Income or bid price levels set forth above have been met by July 15, 2001, the Escrow Securities, as well as any dividends or other distributions made with respect thereto, will be cancelled and contributed to the capital of the Company. The Company expects that the release of the Escrow Securities to officers, directors, employees and consultants of the Company will be deemed compensatory and, accordingly, will result in a substantial charge to reportable earnings, which would equal the fair market value of such shares on the date of release. Such charge could substantially increase the loss or reduce or eliminate the Company's net income for financial reporting purposes for the period or periods during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total shareholders' equity, it may have a negative effect on the market price of the Company's securities.

The Minimum Pretax Income and bid price levels set forth above were determined by negotiation between the Company and the Underwriter of the IPO prior to the IPO and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.

Potential Change of Control

        Although the Company does not believe that the securities issuances by the Company in the First Closing constitute a "change in control" under the Nasdaq rules, if OPLI were to invest the maximum amount permissible under the Investment Agreement and exercise the Options, OPLI would become the largest shareholder of the Company and would likely have the ability to control the Company. In the event a change of control occurs as a result of the transactions contemplated by the Investment Agreement, the approval sought hereby would also be effective to satisfy the shareholder vote required thereby.

PROPOSAL 2 -
PROPOSAL TO APPROVE COMPANY'S 1998 STOCK OPTION PLAN

In May 1998, the Board of Directors unanimously adopted the Company's 1998 Stock Option Plan (the "1998 Plan") in order to retain the services of qualified officers, directors, employees and consultants, and to provide such persons with benefits comparable to those provided by corporations similar to the Company. The 1998 Plan provides for the grant of options to officers, directors, other employees and consultants of the Company to purchase up to an aggregate of 4,000,000 shares of Common Stock. The 1998 Plan may be administered by the Board of Directors or a committee thereof, and is currently administered by the Board of Directors, which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 1998 Plan. Options granted under the 1998 Plan may be "incentive stock options" as defined in
Section 422 of the Code, or nonqualified options, and will be designated as such.

The exercise price of incentive stock options may not be less than the fair market value of the Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of Common Stock that may become exercisable for the first time in any one year pursuant to incentive stock options under the 1998 Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 1998 Stock Option Plan at an exercise price not less than 85% of the fair market value of the Common Stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of Common Stock that may become exercisable pursuant to such options in any one year.

In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination would immediately terminate, and any options that are exercisable would terminate 90 days (six months in the case of termination by reason of death or disability) following termination of employment.

Options may not be exercised more than ten years after the grant
(five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Options granted under the 1998 Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1998 Plan, shares subject to options that have been cancelled or terminated are available for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as recapitalizations, stock splits or stock dividends. The 1998 Plan is effective for ten years, unless sooner terminated or suspended. The 1998 Plan provides that options covering no more than 750,000 shares of Common Stock may be granted to any one employee in any twelve month period.

Certain Federal Income Tax Consequences 1998 Plan

Incentive stock options under the 1998 Plan are afforded favorable federal income tax treatment under the Code. If an option is treated as an incentive stock option, the optionee will recognize no income upon grant or exercise of the option unless the alternative minimum tax rules apply. Upon an optionee's sale of the shares (assuming that the sale occurs at least two years after grant of the option and at least one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain or loss recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss.

All other options granted under the 1998 Plan are nonstatutory stock options and will not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon exercise of the nonstatutory stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of each share over its exercise price. Upon an optionee's resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for long-term capital gain or loss treatment if the shares have been held for more than one year. Recently enacted legislation provides for reduced tax rates for long-term capital gains based on the taxpayer's income and the length of the taxpayer's holding period.

Subject to the limits on deductibility of employee remuneration under Section 162(m) of the Code, the Company will generally be entitled to a tax deduction in the amount that an optionee recognizes as ordinary income with respect to an option. Options granted to executive officers under the 1998 Plan are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code, and the Company will generally be entitled to a tax deduction in the amount recognized by such officers upon exercise of the options. No tax authority or court has ruled on the applicability of Section 162(m) to the 1998 Plan and any final determination of the deductibility of amounts realized upon exercise of an option granted under the 1998 Plan could ultimately be made by the Internal Revenue Service or a court having final jurisdiction with respect to the matter. The Company retains the right to grant options under the 1998 Plan in accordance with the terms of the 1998 Plan regardless of any final determination as to the applicability of Section 162(m) of the Code to these grants.

The foregoing does not purport to be a complete summary of the federal income tax considerations that may be relevant to holders of options or to the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside, nor does it reflect the tax consequences of an optionee's death.

Vote Required; Board Recommendation

Approval of this Proposal 2 is being sought to comply with listing requirements imposed in connection with the Company's listing on the Nasdaq National Market. Approval of the proposal requires the affirmative vote of a majority of the total votes cast on the proposal at the meeting, in person or by proxy.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION
AND ADOPTION OF THE 1998 PLAN.

PROPOSAL 3 -
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed Ernst & Young LLP as independent auditors of the Company's financial statements for the fiscal year ending March 31, 1999 subject to ratification by the stockholders. Ernst & Young LLP has served as independent auditors of the Company's financial statements for the fiscal years ended December 31, 1995, for the three months ended March 31, 1996 and for the fiscal years ended March 31, 1997 and March 31, 1998. A representative of Ernst & Young LLP will be available at the Annual Meeting to respond to appropriate questions or make other statements such representative deems appropriate.




THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION
OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 1999.

PROPOSAL 4 -
APPROVAL OF PRIVATE PLACEMENT AND ISSUANCES OF SECURITIES

At the Annual Meeting, the Company's shareholders will consider and vote upon a proposal to approve the transactions contemplated by the Investment Agreement and to approve the convertibility of the Demand Note (as defined below) and any additional demand notes with substantially similar terms which may be issued in connection with the Third Closing and the issuance of Common Stock upon conversion thereof. By voting in favor of this Proposal 4, the Company's shareholders will be deemed to have approved the following matters (the "Proposal 4 Matters"): (i) the Investment Agreement to the extent it can result in the issuance of an amount of Common Stock (or securities convertible into Common Stock) equal to 20% or more of the Common Stock outstanding before the issuance or 20% or more of the voting power outstanding before the issuance, (ii) the transactions contemplated by the Investment Agreement and the terms of the Options, (iii) the issuance by the Company, in accordance with the terms of the Investment Agreement, of up to the maximum number of shares of Preferred Stock issuable in the Second, Third and Subsequent Closings under the Investment Agreement, the Options and shares of Common Stock in connection with the conversion of such Preferred Stock and the exercise of the Options and (iv) the convertibility of the Demand Note (as defined below) and any additional demand notes with substantially similar terms which may be issued in connection with the Third Closing and the issuance of Common Stock upon conversion thereof. See "- Background."

Background

THE DESCRIPTION OF THE PRIVATE PLACEMENT (AS DEFINED BELOW),
INVESTMENT AGREEMENT, PREFERRED STOCK AND DEMAND NOTE CONTAINED IN THIS PROPOSAL 4 DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF ALL TERMS RELATED THERETO, AND THE DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE INVESTMENT AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX I TO THIS PROXY STATEMENT, THE FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY (THE "CERTIFICATE"), A COPY OF WHICH IS ATTACHED AS ANNEX II TO THIS PROXY STATEMENT AND THE DEMAND NOTE, A COPY OF WHICH IS ATTACHED AS ANNEX III TO THIS PROXY STATEMENT, AND WHICH ARE INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY THE DOCUMENTS ATTACHED AS ANNEX I, ANNEX II AND ANNEX III HERETO IN THEIR ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE PRIVATE PLACEMENT, INVESTMENT AGREEMENT, PREFERRED STOCK AND DEMAND NOTE AND THE RIGHTS OF THE SHAREHOLDERS OF THE COMPANY AND THE HOLDERS OF THE PREFERRED STOCK, OPTIONS AND DEMAND NOTE THEREUNDER.

On November 3, 1998, the Company and OPLI entered into the
Investment Agreement, effective as of October 15, 1998, pursuant to which the Company agreed to consummate a private placement (the "Private Placement") the basic terms of which are as follows: (i) at a closing consummated prior to the date hereof (the "First Closing"), the Company issued to OPLI Preferred Stock with a face value of $2,000,000 and Options to purchase 2,000,000 shares of Common Stock at an exercise price of $0.75 per share, in exchange for the payment by OPLI of a purchase price of $2,000,000, (ii) at a closing to be consummated in November (the "Second Closing"), OPLI agreed to purchase and the Company agreed to issue shares of Preferred Stock of the Company with a minimum face value of $1,000,000 and a maximum face value of $2,000,000 (at OPLI's option) and additional options to purchase 1,000,000 shares of Common Stock at an exercise price of $0.75 per share, in exchange for the payment by OPLI of a purchase price equal to the face value of the Preferred Stock purchased, (iii) OPLI has the option to acquire, during the month of December 1998 (the "Third Closing"), up to $2,000,000 face value of Preferred Stock and (iv) OPLI has the option to acquire, on or before April 30, 1999 (the "Subsequent Closings") up to $4,000,000 face value of Preferred Stock in two $2,000,000 tranches, in exchange for the payment of a purchase price equal to the face value of the Preferred Stock, which purchase price will be paid 50% in cash and 50% in letters of credit issued to suppliers of the Company. The Second, Third and Subsequent Closings are contingent upon Shareholder approval of the Proposal 4 matters. In addition, the Options issued in the First Closing are only exercisable if the Proposal 4 matters are approved by the shareholders. Because the Second Closing was scheduled to take place in November, and because the Annual Meeting will not occur until January, the Company issued a demand promissory note to OPLI (the "Demand Note") in the principal amount of $1,000,000, in lieu of the amount of Preferred Stock OPLI was required to buy in the Second Closing. The Company currently intends to extend the time period in to which OPLI can make any additional investments as part of the Second Closing to a reasonable time after the Annual Meeting. If OPLI so requests, the Company also intends to extend the time period during which OPLI can make additional investments as part of the Third Closing or issue additional demand notes with substantially similar terms to the Demand Note for all or part of the Preferred Stock which would be issuable at the Third Closing. The proceeds from the sale of the Demand Note, equal to the principal amount thereof, will be used by the Company to satisfy its working capital requirements. The Demand Note will become convertible into Preferred Stock with a face value equal to the principal amount of the Demand Note, plus accrued and unpaid interest, upon receipt of shareholder approval of the Proposal 4 Matters. The Demand Note earns interest at a rate of 10% per annum. OPLI has informed the Company that it intends to convert the Demand Note to Preferred Stock immediately following approval of the Proposal 4 Matters, however it is under no obligation to do so. The issuance of the securities to OPLI is being conducted as a private offering pursuant to Section 4(2) of the Securities Act of 1933, as amended.

The Company sold securities in the Private Placement in order to obtain funds to meet its cash flow requirements, to fund inventory purchases and to meet short-term purchase and other obligations.

Why The Company Is Requesting Shareholder Approval Of The Proposal 4 Matters

The Company is requesting that its shareholders approve the Proposal 4 Matters because certain rules of the Nasdaq National Market ("Nasdaq") applicable to the Company require that the Company obtain the approval of its shareholders before the issuance of Common Stock (or securities convertible into Common Stock) constituting or having voting power equal to or greater than 20% of the outstanding Common Stock, at a price per share below the greater of the market or book value of such stock. In connection with the conversion of the Preferred Stock and the Demand Note and any additional demand notes with substantially similar terms, and the exercise of the Options, shares of Common Stock may be issued at a price per share below the greater of the market or book value of such Common Stock and the amount and voting power of such shares may exceed 20% of the outstanding Common Stock. Accordingly, the Company is required under the Nasdaq rules to obtain the approval of its shareholders of such issuances of securities. See "-- Nasdaq Listing Obligation."

Investment Agreement

Pursuant to the terms of the Investment Agreement: (i) at the First Closing, the Company issued Preferred Stock with a face value of $2,000,000 and Options to purchase 2,000,000 shares of Common Stock at an exercise price of $0.75 per share, in exchange for the payment by OPLI of a purchase price of $2,000,000, (ii) the Company agreed to issue, at the Second Closing, shares of Preferred Stock of the Company with a minimum face value of $1,000,000 and a maximum face value of $2,000,000 (at OPLI's option) and additional options to purchase
1,000,000 shares of Common Stock at an exercise price of $0.75 per share, in exchange for the payment by OPLI of a purchase price equal to the face value of the Preferred Stock purchased, (iii) the Company agreed to issue (at OPLI's option), at the Third Closing, up to $2,000,000 face value of Preferred Stock and (iv) the Company agreed to issue (at OPLI's option), at the Subsequent Closings, up to $4,000,000 face value of Preferred Stock in two $2,000,000 tranches. All purchases of Preferred Stock are to be made for cash, other than at the Subsequent Closings, where the purchase price will be paid 50% in cash and 50% in letters of credit issued to suppliers of the Company. Because the Second Closing was scheduled to take place in November, and because the Annual Meeting will not occur until January, the Company issued the Demand Note to OPLI, in lieu of the amount of Preferred Stock OPLI was required to buy in the Second Closing. The Company currently intends to extend the time period in to which OPLI can make any additional investments as part of the Second Closing to a reasonable time after the Annual Meeting. The Demand Note will become convertible into Preferred
Stock with a face value equal to the principal amount of the Demand
Note, plus accrued and unpaid interest, upon receipt of shareholder approval of the Proposal 4 Matters. If OPLI so requests, the Company also intends to extend the time period during which OPLI can make additional investments as part of the Third Closing or issue additional demand notes with substantially similar terms to the Demand Note for all or part of the Preferred Stock which would be issuable at the Third
Closing.  See "- Background - Preferred Stock, - Options and - Demand Notes."

In connection with the sale and issuance of the Company's securities pursuant to the Investment Agreement, the Company agreed to file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement to permit the public sale of shares of Common Stock issuable upon the conversion of the Preferred Stock and the exercise of the Options within 60 days following the date of the first conversion of the Preferred Stock. The Company currently intends to also include the shares of Common Stock issuable upon the conversion of the Demand Note in such registration. See "- Registration Rights."

Also pursuant to the Investment Agreement, the Company has granted
OPLI a right of first refusal to participate in future financings. The right of first refusal will become exercisable at such time, within eighteen months of the First Closing, that OPLI has converted at least 50% of all of the Preferred Stock issued in the First, Second, and Third Closings and upon the conversion of the Demand Note (if it becomes convertible). If at least 50% of the Preferred Stock issued in the First, Second and Third Closings is not converted within eighteen months of the First Closing, the right of first refusal will never become effective. The right of first refusal provides that OPLI shall have the right to purchase any securities offered to be purchased by a third party investor on the same terms as offered by the third party investor.

The Company also agreed in the Investment Agreement to use its best efforts to modify its current capital structure by eliminating, to the extent reasonably possible, its outstanding Class A Warrants and Class B Warrants. The Company has the option of determining how to attempt to eliminate the Warrants and currently intends to do so by offering the holders of such warrants the opportunity to exchange them for shares of Common Stock in a registered public offering.

The Second, Third and Subsequent Closings are all contingent upon the approval of the shareholders of the Company of the Proposal 4 Matters. The exercisability of the Option issued in the First Closing is also contingent upon such approval. The Demand Note was issued in lieu of the $1,000,000 face value of Preferred Stock which OPLI was required to buy in the Second Closing, such that OPLI now has the option, but not the obligation, to buy up to $1,000,000 face value of Preferred Stock in the Second Closing. The Company currently intends to extend the time period in to which OPLI can make any additional investments as part of the Second and Third Closings to a reasonable time after the Annual Meeting. If OPLI determines to purchase Preferred Stock in the Second Closing, such closing will likely take place immediately after shareholder approval is received. The Third Closing is scheduled to take place during the month of December and the Subsequent Closings will take place on or before April 30, 1998. If OPLI so requests, the Company also intends to extend the time period during which OPLI can make additional investments as part of the Third Closing or issue additional demand notes with substantially similar terms to the Demand Note for all or part of the Preferred Stock which would be issuable at the Third Closing. The Second, Third and Subsequent Closings will only take place if OPLI chooses to exercise its options to purchase additional shares of Preferred Stock pursuant to the Investment Agreement and there can be no assurances that OPLI will exercise its option to purchase Preferred Stock in the Second, Third and Subsequent Closings. In addition, there can be no assurances that the shareholder approval upon which the Second, Third and Subsequent Closings are conditioned will be received. If shareholder approval of the Proposal 4 Matters were not received and the holder of the Demand Note were to demand payment, it is unlikely that the Company would have sufficient financial resources to pay the Demand Note. See "- Consequences if Shareholder Approval is Not Obtained."

Options

Pursuant to the terms of the Investment Agreement, the Company issued to OPLI at the First Closing, Options to purchase 2,000,000 shares of Common Stock at an exercise price of $0.75 per share and the Company agreed to issue to OPLI at the Second Closing, Options to purchase 1,000,000 shares of Common Stock at an exercise price of $0.75 per share. The Options may be exercised at any time during the 24 month period following the date of grant. The Options are transferable subject to compliance with applicable securities laws. The terms of the Options provide that, no holder thereof may receive shares of Common Stock upon the exercise of the Options, unless shareholder approval of the Proposal 4 matters has been obtained.

Registration Rights

Pursuant to the terms of the Investment Agreement, the Company agreed to file with the SEC a registration statement covering the shares of Common Stock issuable upon the conversion of the Preferred Stock and upon the exercise of the Options (collectively, the "Registrable
Securities") within 60 days following the first conversion of the Preferred Stock into Common Stock.

Preferred Stock

Pursuant to the terms of the Investment Agreement, the Company has already issued to OPLI $2,000,000 face value of Preferred Stock. In addition, since the Company has issued OPLI the Demand Note in lieu of the $1,000,000 of Preferred Stock it was required to purchase at the Second Closing, OPLI now has the option, but not the obligation, to buy up to $1,000,000 face value of Preferred Stock in the Second Closing.
The Company currently intends to extend the time period in to which OPLI can make any additional investments as part of the Second Closing to a reasonable time after the Annual Meeting. The 1,000,000 Options which the Investment Agreement provided would be issued to OPLI at the Second Closing, will be issued promptly after the Company receives shareholder approval of the Proposal 4 Matters. At the Third Closing and at OPLI's option, the Company will issue to OPLI shares of Preferred Stock with a face value up to $2,000,000 and at the Subsequent Closings and at OPLI's option, the Company will issue to OPLI shares of Preferred Stock with a face value up to $4,000,000, in two tranches of up to $2,000,000 each.
If OPLI so requests, the Company also intends to extend the time period during which OPLI can make additional investments as part of the Third Closing or issue additional demand notes with substantially similar terms to the Demand Note for all or part of the Preferred Stock which would be issuable at the Third Closing. All purchases of Preferred Stock will be made at a purchase price equal to the face value thereof. All purchases of Preferred Stock are to be made for cash, other than at the Subsequent Closings, where the purchase price will be paid 50% in cash and 50% in letters of credit issued to suppliers of the Company. Attached to this Proxy Statement as Annex I is the Investment Agreement and attached as Annex II is the Certificate. The shareholders of the Company are urged to review the Investment Agreement and the Certificate for a more complete description of the terms of the Preferred Stock. Certain of the terms of the Preferred Stock are described below.

Face Value, Dividends and Premium. The face value ("Face Value") of the Preferred Stock is $1,000 per share. The Preferred Stock does not bear dividends, but is entitled to share in any dividends paid to the holders of Common Stock, pro rata, based on the number of shares of Common Stock into which a share of Preferred Stock is convertible immediately prior to the declaration of such dividend.

Redemption by the Company. The Company has no right to redeem the Preferred Stock without the consent of the holders of the Preferred Stock. The Certificate states that the Company and the holders of the Preferred Stock may mutually agree in writing that the outstanding Preferred Stock will be redeemed on October 31, 2001, for 125% of its original Face Value. The Certificate does not preclude redemption before or after such date or at any other price, nor does it give the Company or the holders of the Preferred Stock the right to cause a redemption at any time without the other's consent.

Optional Conversion. Shares of Preferred Stock may be converted into shares of Common Stock at any time on or prior to October 31, 2001, at the option of the holders thereof. Each share of Preferred Stock may be converted into a number of shares of Common Stock equal to the face value of the share of Preferred Stock ($1,000 for all the shares of Preferred Stock issued in the First Closing) divided by the Conversion Price. The Conversion Price is $0.47 and is subject to adjustment upon the occurrence of certain events including stock splits, reverse stock splits, reclassifications and dividends on the Common Stock consisting of Common Stock or the right to receive Common Stock.

Mandatory Conversion. Outstanding shares of Preferred Stock automatically will be converted into shares of Common Stock at the then-effective Conversion Price upon the vote of holders of at least two-thirds (2/3) of the outstanding Preferred Stock.

Reservation of Shares of Common Stock.  The terms of the Preferred
Stock require the Company to reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of Common Stock as from time to time shall be sufficient to effect the conversion of all then outstanding Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock is not sufficient, the Company is obligated to take such action, including the solicitation of shareholder approval, as may be required to increase the number of such shares so that it shall be sufficient to effect the conversion of all then outstanding Preferred Stock.

Rank and Liquidation Preference. The Preferred Stock ranks prior to the Common Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company. Upon the occurrence of any such event, the holders of the Preferred Stock will receive a liquidation preference with respect to each share of Preferred Stock equal to the Face Value thereof ($1,000) and such liquidation preference will be paid by the Company prior to making distributions to any holders of capital stock of the Company other than the holders of Preferred Stock. Any assets and funds of the Company remaining available for distribution following the payment of such liquidation preference will be distributed to the holders of the Common Stock in proportion to the number of shares of Common Stock held by each.

Voting Rights. Each holder of shares of Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. Notwithstanding the foregoing, until the earlier of (i) such date when less than 2,000 shares of Preferred Stock remain issued and outstanding or (ii) October 31, 2001, the holders of the Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors, and all remaining directors shall be elected by the holders of Common Stock voting together as a single class. In the case of any vacancy in the office of a director occurring among the directors elected by a specified group of stockholders, the remaining director or directors so elected by such stockholders may, by affirmative vote of a majority thereof elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director elected by the holders of the Preferred Stock or Common Stock may be removed only by the affirmative vote of the holders of a majority of the Preferred Stock or Common Stock, as the case may be.

Demand Note

The Demand Note was issued to OPLI in lieu of the $1,000,000 face value of Preferred Stock which OPLI was committed to purchase at the Second Closing, in November 1998. The Demand Note was issued rather than Preferred Stock due to the fact that the issuance of the Preferred Stock would have required shareholder approval, which was not attainable within the required time frame. The Demand Note has a principal amount of $1,000,000, bears interest at a rate of 10% per annum and is payable in full upon demand. If shareholder approval of the Proposal 4 Matters is received, the Demand Note will become convertible into $1,000,000 face value of Preferred Stock. If the Proposal 4 Matters are not approved, the Demand Note will not become convertible. If OPLI chooses not to, or is unable to convert the Demand Note to Preferred Stock and chooses to demand payment thereunder, it is unlikely that the Company will have sufficient financial resources to pay the Demand Note.

Nasdaq Listing Obligation; Change Of Control

The Company's listing agreement regarding the trading of the Common Stock on the Nasdaq National Market requires the Company to comply with certain "non-quantitative designation criteria." These criteria include the requirement that, with certain exceptions, issuers whose securities are listed on the Nasdaq National Market obtain shareholder approval before the issuance of Common Stock (or securities convertible into Common Stock) having voting power equal to or greater than 20% or more of the outstanding Common Stock at a price per share below the greater of market or book value of such stock. Shareholder approval is also required for transactions which result in a "change in control." Although the Company does not believe that the securities issuances by the Company in the First Closing constitute a "change in control" under the Nasdaq rules, if OPLI were to invest the maximum amount permissible under the Investment Agreement and exercise the Options, OPLI would become the largest shareholder of the Company and would likely have the ability to control the Company. In the event a change of control occurs as a result of the transactions contemplated by the Investment Agreement, the approval sought hereby would also be effective to satisfy the shareholder vote required therefor. The shareholders should consider carefully the fact that, if the Proposal 4 Matters are approved by the shareholders, the Investment Agreement may give OPLI the right to gain effective control of the Company.
To assure continued compliance with the listing rules of the Nasdaq National Market, the terms of the Investment Agreement provide that the Second, Third and Subsequent Closings can only take place if the approval sought hereby is obtained and that the option issued in the first Closing is only exercisable if such approval is obtained. See "-- Consequences if Shareholder Approval is not Obtained."
The approval of the Proposal 4 Matters by the Company's shareholders would result in the approval of the issuance by the Company of shares of Preferred Stock, Options and shares of Common Stock upon the conversion of the Preferred Stock and Demand Note and exercise of the Options as described in this Proxy Statement and would free the Company from the 20% limit under the Nasdaq rules with respect to the transactions described herein. No further shareholder vote or approval related to the transactions contemplated by the Investment Agreement will be sought or required.

Possible Disadvantages Of Approving The Proposal 4 Matters

Potential for Dilution of Common Shareholders. If the Company's shareholders approve the Proposal 4 Matters, the number of shares of Common Stock that may be issued upon the conversion of the Preferred
Stock and the Demand Note, and any additional demand notes issued in favor of OPLI with substantially similar terms in connection with the Third Closing, and the exercise of the Options, assuming OPLI were to invest the maximum amount permissible under the Investment Agreement, would be approximately 24,276,595. To the extent the Conversion Price of the Preferred Stock or the exercise price of the Options is less than the net tangible book value of the outstanding shares of Common Stock, the holders of such shares will suffer dilution to their net tangible book value per share upon the conversion of the Preferred Stock or the exercise of the Options. In addition, to the extent that the Conversion Price of the Preferred Stock or the Demand Note, and any additional demand notes issued in favor of OPLI with substantially similar terms in connection with the Third Closing, or the exercise price of the Options is lower than the market price of the outstanding Common Stock, such market price may be adversely affected upon conversion of any of the foregoing.

Potential for Increased Number of Shares Available for Sale. The approval of the Proposal 4 Matters could result in a greater number of shares of Common Stock becoming eligible for sale into the public market. The Company is required to file a registration statement within 60 days after the first conversion of the Preferred Stock into Common Stock, which will allow the public sale of all of the shares of Common Stock issuable upon the conversion of the Preferred Stock and the exercise of the Options. Such sales, or the possibility of such sales, could depress the market price of the Common Stock.

Potential Effects on the Company's Ability to Obtain Future Equity
Capital. The approval of the Proposal 4 Matters may impede the Company's ability to obtain additional equity capital in the future because of the factors noted above under "Nasdaq Listing Obligation;
Change Of Control" and "Possible Disadvantages Of Approving The
Proposal 4 Matters - Potential for Increased Dilution of Common Shareholders and - Potential for Increased Number of Shares Available for Sale."

Potential for a Change of Control. The approval of the Proposal 4 Matters could result in the issuance of a large number of shares of Common Stock, thereby possibly resulting in a change of control of the Company if the holders converting the Preferred Stock and Demand Note and exercising the Options were to retain such shares of Common Stock rather than sell them.

Potential for Discouraging Certain Changes of Control. The potential for the issuance of a large number of shares of Common Stock following shareholder approval of the Proposal 4 Matters might tend to have the effect of delaying, deferring or preventing a change in control of the Company or discouraging tender offers for the Company.
The Board of Directors considered the disadvantages discussed above and concluded that they are outweighed by the advantages available to the Company by raising the proceeds from the Private Placement which could be as much as $10,000,000 from the sale of the Preferred Stock and $2.25 million from the exercise if the Options. The Board of Directors considered the financing alternatives available to the Company and determined that the terms of the Private Placement were the most favorable available to the Company within the requisite time period.
The proceeds were needed to fund the Company's immediate needs: cash flow requirements, inventory purchases, capital expenditures and other obligations. In addition, the Board of Directors believed that the reputation and financial resources of OPLI made the Private Placement an attractive financing vehicle.

Consequences If Shareholder Approval Is Not Obtained

If the Company's shareholders do not approve the Proposal 4
Matters, (i) the terms of the Investment Agreement and the Nasdaq rules will prohibit the Company from issuing 20% or more of the outstanding shares of Common Stock, (ii) the Second, Third and Subsequent Closings will not take place and shares of Preferred Stock and Options will not be issued to OPLI at such Closings and the Company will not receive the up to $8,000,000 of purchase price for such securities, (iii) the Demand Note will not become convertible and, if the Company is required to repay the Demand Note, it may not have the financial resources to do so.

Interests Of Certain Persons

None of OPLI or its affiliates was an executive officer or director of the Company or, to the Company's knowledge, an affiliate or associate of any such officer or director prior to the authorization by the Board of Directors of the Company of the Private Placement. The Holders of the Series C Preferred Stock have the right to appoint and have appointed two members to serve on the Board of Directors. See "ELECTION OF DIRECTORS - Management of the Company." To the Company's knowledge, none of OPLI or its affiliates beneficially owned 5% or more of the Common Stock prior to the date of the Private Placement. As of the date of this Proxy Statement, OPLI and its affiliates own $2,000,000 face value of Preferred Stock convertible into 4,255,319 shares of Common Stock, constituting 16.8% of the Common Stock outstanding immediately prior to such issuance. OPLI also owns an Option exercisable into 2,000,000 shares of the Common Stock, but such Option is not exercisable until such time as shareholder approval of the Proposal 4 Matters is received.

No Appraisal Or Dissenters' Rights; No Preemptive Rights

Under applicable Delaware law, shareholders are not entitled to any statutory dissenters' rights or appraisal of their shares of Common Stock in connection with the Private Placement. Existing shareholders have no preemptive rights in respect of any of the securities to be issued in the Private Placement.

Irrevocable Proxies By Certain Shareholders

Hyundai Electronic Industries has executed an Irrevocable Proxy designating and appointing the Chairman of the Company as its proxy to vote all shares of Common Stock held by such stockholder in favor of the Proposal 4 Matters. As of October 31, 1998, such Irrevocable Proxy covered 5,896,999 shares of Common Stock, representing approximately 23.44% of the shares of Common Stock outstanding on such date.






Vote Required; Board Recommendation

Approval of this Proposal 4 is being sought to comply with listing requirements imposed in connection with the Company's listing on the Nasdaq National Market. Approval of the proposal requires the affirmative vote of a majority of the total votes cast on the proposal at the meeting, in person or by proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSAL TO APPROVE THE TRANSACTIONS CONTEMPLATED BY THE INVESTMENT AGREEMENT, INCLUDING THE ISSUANCE OF THE SHARES OF THE PREFERRED STOCK, AND OPTIONS AND SHARES OF THE COMMON STOCK UPON THE CONVERSION OF SHARES OF PREFERRED STOCK, THE DEMAND NOTE, AND ANY ADDITIONAL DEMAND NOTES WHICH MAY BE ISSUED WITH SUBSTANTIALLY SIMILAR TERMS, AND THE EXERCISE OF THE OPTIONS.

PROPOSAL 5 -
AMENDMENT AND RESTATEMENT TO THE COMPANY'S AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

At the Annual Meeting, the Company's shareholders will consider and vote upon a proposal to change the Company's name from "Digital Video Systems, Inc." to "Digital Versatile Systems, Inc." and to amend and restate the Company's Amended and Restated Certificate of Incorporation to provide for such name change, to incorporate previously filed amendments, to remove terms relating to series of stock which have been retired and to clarify certain ambiguous language. The proposed form of the Fifth Amended and Restated Certificate of Incorporation is attached hereto as Annex II. The Company is considering changing its name to better reflect its current lines of business which relate mainly to Digital Versatile Disk (DVD) technology.

Vote Required; Board Recommendation

Approval of this Proposal 5 requires the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSAL TO CHANGE THE
COMPANY'S NAME AND TO AMEND AND RESTATE THE COMPANY'S AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION TO REFLECT SUCH NAME CHANGE AND TO INCORPORATE PREVIOUSLY FILES AMENDMENTS, AS APPROPRIATE.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
This document contains forward-looking statements within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Act of 1995 that involve risks and uncertainties, including, without limitation, statements with respect to the Company's strategy, proposed sales of the Company's products, markets, and the development of the Company's products. The Company's actual results may differ materially from those described in these forward-looking statements due to a number of factors, including, but not limited to, the uncertainty of market acceptance of DVD-ROM, DVD Intelligent Loaders, DVD Players, Video CD players and other Company products, planned growth of the Company's operations, dependence on a limited number of suppliers of certain components used in the Company's operations, risks associated with rapid technological change and obsolescence and product development, conducting business in foreign countries, such as China and South Korea, and the competitive market for the Company's products, and other factors described in Exhibit 99.1 to the Company's Form 10-KSB for the year ended March 31, 1998 or in other documents the Company files from time-to-time with the Securities and Exchange Commission.

Overview

The Company was founded in 1992 to develop, manufacture, and market digital video compression and decompression hardware and software for entertainment, business and educational uses. The Company's current product offerings include DVD-ROM drives, Video CD players for the commercial video market ("video engines"); video servers for the video-on-demand markets; and, CD-R, CD-RW products for the computer peripheral market. The Company has developed a DVD Intelligent Loader for DVD player manufacturers, which it expects to commence marketing in the current fiscal year. The Company has under development a fourth generation DVD-ROM drive and intends to develop DVD recordable drives and DVD video engines.

In May 1996, the Company completed the IPO and a follow-on public offering, which together generated aggregate net proceeds of approximately $43,700,000. These proceeds have been used principally to repay $7,000,000 of bridge notes, make business acquisitions and fund the growth in the Company's operations and the losses generated to date by those operations. The Company currently does not have any agreements, understanding, or commitments with respect to any proposed material acquisitions, joint ventures or other strategic alliances but may seek to enter into such transactions in the future to acquire complementary businesses or technologies or to create strategic alliances. However, the Company can give no assurances that any such transactions will be consummated in the future.

In October 1996, the Company acquired ViComp Technology,
Inc. ("ViComp"), a development-stage company that designs MPEG-1 integrated circuits for use in Video CD players and components.
Pursuant to the terms of the acquisition, the Company issued 491,253 shares of its Common Stock for all of the outstanding ViComp capital stock and granted options to certain ViComp shareholders exercisable for 189,557 shares of the Company's Common Stock. The transaction has been accounted for as a purchase and, accordingly, the initial purchase price and acquisition costs have been allocated to the identifiable assets and liabilities, including in-process research and development of $1,800,000 that was immediately expensed.

While DVS retains the intellectual property developed by ViComp, the Company has ceased the research and development program of this subsidiary effective March 31, 1998, since market conditions have made further development of an MPEG-1 decoder chip financially unattractive. The Company has expensed a significant portion of assets, primarily fixed assets, associated with this development in fiscal 1998 as they have no alternate use.

In August 1997, the Company completed the acquisition of the business and certain assets and liabilities of the Digital Video division (the "DV Business") of Arris Interactive L.L.C. ("Arris") in a transaction accounted for as a purchase. The total purchase price of approximately $3,500,000 included cash of $1,500,000, the issuance of 600,000 shares of Common Stock and related acquisition costs of $141,000. Under the original purchase agreement, Arris was not entitled to transfer or sell any shares of the Common Stock acquired in the transaction until certain periods had elapsed and none of such shares were registered under any state or federal securities laws. In addition, the Company also initially agreed to pay Arris additional contingent consideration of up to $5,000,000 if the DV Business, now known as the Company's New Media Division, achieves certain revenue milestones. In March 1998, the Company and Arris agreed to remove the restriction on sale of the Common Stock by Arris and to cancel the provision for the payment of contingent consideration to Arris set forth in the agreement. Based on its experience to date, and the substantial cash drain created by the New Media Division, the Company does not believe that it can compete effectively in the digital ad insertion market. On September 30, 1998, the Company ceased operations of this division and has closed the business.

In August 1997, the Company acquired substantially all of the assets of Synchrome Technologies, Inc., a privately held developer and manufacturer of multimedia and computer storage PC products. The purchase price of $1,000,000 (including acquisition costs) was paid in cash with the transaction being accounted for using the purchase method. In August 1997, the Company, through its wholly-owned subsidiary, D.V.S. H.K., Ltd., and Panyu Tian Le Electrical Appliance Manufacturing Co., Ltd. ("Panyu") formed a joint venture (the "Panyu Joint Venture") in China to manufacture and distribute Video CD players and DVD players. As initially formed, the Panyu Joint Venture was owned 51% by the Company, through D.V.S. H.K., Ltd., and 49% by Panyu.

In December 1997, the Company, and Panyu entered into an Ownership Shares Transfer Agreement (the "Transfer Agreement").
Pursuant to the Transfer Agreement, the Company purchased from Panyu its entire 49% interest in the Panyu Joint Venture for a nominal amount, thereby increasing the Company's interest in the venture to 100%. In January 1998, the Company sold a 10% interest in the Panyu Joint Venture for a nominal amount to Panyu Kembo Electrical Manufacturing Co., Ltd. ("Kembo") which is owned by Dr. An Yueh Zehan, a member of the law firm representing the Company in China. Kembo holds the interest as a nominee of the Company.

Since its inception in August 1997, the Panyu Joint Venture has incurred losses of approximately $5,100,000. In addition, the Panyu Joint Venture has current liabilities of approximately $2,500,000. The Company has not been able to achieve a break-even level of Video CD player production at the Panyu Joint Venture, and because of decreasing margins due to intense competition, the Company does not believe that it can compete effectively in the video CD player market and has begun the process of closing the Panyu operation.

In June 1998, the Company completed the acquisition of a perpetual, worldwide, royalty-free license to DVD-ROM technology owned by Hyundai Electronics Industries, Co., Ltd. ("Hyundai") in exchange for 2,000,000 shares of Common Stock. In addition, the Company, through a newly formed, wholly-owned subsidiary, DVS-Korea, completed the acquisition of DVD-ROM manufacturing capabilities, a related research and development team and management from Hyundai for $1,000,000 in cash.

Effective July 3, 1998, Thomas Parkinson resigned as
President and Dr. Edmund Sun resigned as Chief Executive Officer of the Company. Edward Miller was appointed Chief Executive Officer of the Company at that time. Dr. Sun remains Chairman of the Board of Directors.

As part of an on-going restructuring effort, the Company has closed its office in Japan, closed its New Media division, ceased production of video CD players in China, and has reorganized and down-sized its offices in Taiwan, Hong Kong, and Los Gatos.
Results Of Operations For Three Months Ended September 30, 1998
Compared To The Three Months Ended September 30, 1997
The following table sets forth for the periods indicated certain income and expense items expressed as a percentage of the Company's total revenues for the three months ended September 30, 1998 compared to the three months ended September 30, 1997.

                                        Percent of Revenue
                                       -------------------
                                        Three Months Ended
                                          September 30,
                                       -------------------
                                         1998      1997
                                       --------- ---------

Revenues                                  100.0%    100.0%

Gross margin                               19.3%     13.4%
Research and development                   55.0%     42.8%
Sales and marketing                        21.2%     24.3%
General and administration                 62.2%     51.4%
Acquired in process R & D                   0.0%     16.6%
Operating loss                           -119.1%   -121.7%
Net loss                                 -119.8%   -113.8%


                                         Three months ended
                                          September 30,
                                       -------------------     %
                                         1998      1997     Change
                                       --------- --------- ---------
Consolidated Revenue                     $3,476    $3,713      -6.4%


Total revenue decreased $0.24 million to $3.47 million for the three months ended September 30, 1998 compared with $3.71 million for the three months ended September 30, 1997, as a result of decreasing component revenue.
Product revenue increased $0.11 million to $3.08 million for the three months ended September 30, 1998 compared with $2.97 million for the three months ended September 30, 1997. Product revenue for the three months ended September 30, 1998 includes DVD-ROM drives, video engine 100, 200 and 300, and computer peripheral products. The Company recognized revenue from the sale of digital ad insertion products and consumer video CD players from existing inventories. The latter two product lines have been discontinued by the Company. For the three months ended September 30, 1997, sales consisted almost entirely of video CD players and related component kits.
For the three months ended September 30, 1998 development and services revenue was $0.26 million compared to no significant development and service revenue for the three months ended September 30, 1997.

Component revenue decreased $0.61 million to $0.13 million for the three months ended September 30, 1998 compared to $0.74 million for the three months ended September 30, 1997. Component revenue was derived primarily from the liquidation of video CD inventory in Panyu. It is anticipated that component revenue will continue to be insignificant in absolute dollars and as percentage of total revenue in the future.


                                         Three months ended
                                          September 30,
                                       -------------------     %
                                         1998      1997     Change
                                       --------- --------- ---------
      Gross margin                         $670      $499      34.3%
      as a percentage of revenue           19.3%     13.4%



The increase in the gross margin as a percentage of total revenue for the three months ended September 30, 1998 compared to the same period last year was due to decreased component sales, which have a low margin and increased product sales from DVD-ROM drives and Commercial Video CD players ("video engines"), which have a higher margin. This increase was partially offset by the negative gross margin from the liquidation of Consumer Video CD and ad insertion inventories.

                                          Three months ended
                                          September 30,
                                       -------------------     %
                                         1998      1997     Change
                                       --------- --------- ---------
      Research and Development           $1,911    $1,588      20.3%
      as a percentage of revenue           55.0%     42.8%


Research and development expenses consist primarily of personnel and equipment prototype costs required in connection with the Company's product development efforts. Research and development expenses increased
$0.32 million, or 20%, to $1.91 million during the three months ended
September 30, 1998 compared to $1.58 million for the three months ended
September 30, 1997. The increase in these expenses was primarily attributable to the growth in the Company's emerging DVD-ROM business. A portion of the increase was due to product development programs and expenses related to the New Media division, which has since been discontinued. The Company expects that research and development expenses will remain steady for the short-term as the Company devotes most of these resources to DVD products, replacing research and development expenses associated with the New Media division.


                                         Three months ended
                                          September 30,
                                       -------------------     %
                                         1998      1997     Change
                                       --------- --------- ---------
      Sales and Marketing                  $738      $901     -18.1%
      as a percentage of revenue           21.2%     24.3%

Sales and marketing expenses consist primarily of personnel and consulting costs involved in the selling process and in the marketing of the Company's products, sales commissions, and expenses of trade shows and advertising. Sales and marketing expenses decreased $0.16 million, or 18%, to $0.74 million during the three months ended September 30, 1998 compared to $0.90 million for the three months ended September 30, 1997. As the Company continues its marketing efforts, sales and marketing expenses in dollar terms are expected to increase.


                                         Three months ended
                                          September 30,
                                       -------------------     %
                                         1998      1997     Change
                                       --------- --------- ---------
      General and Administrative         $2,161    $1,910      13.1%
      as a percentage of revenue           62.2%     51.4%

General and administrative expenses consist of administrative salaries and benefits, insurance, facility, legal, accounting, investor relations and other business support costs. These expenses increased
$0.25 million, or 13.1%, to $2.16 million for the three months ended
September 30, 1998 compared to $1.91 million for the three months ended
September 30, 1997. The Company expects that general and administrative costs will increase in dollar terms to the extent the Company expands its DVD business.



                                         Three months ended
                                          September 30,
                                       -------------------     %
                                         1998      1997     Change
                                       --------- --------- ---------
      Other income                         ($24)     $293    -108.2%
      as a percentage of revenue           -0.7%      7.9%



The decrease in other income for the three months ended September
30, 1998 resulted from lower interest income due to declining cash balances and short-term investments.


Results Of Operations For Fiscal Year Ended March 31, 1998 (Fiscal
1998) Compared To Year Ended March 31, 1997 (Fiscal 1997)

The following table sets forth for the periods indicated certain income and expense items expressed as a percentage of the Company's total revenues for the years ended March 31, 1998 and 1997.


                                           Percent Of Revenue
                                         ----------------------

                                          Year Ended March 31,
                                         ----------------------
                                            1998       1997
                                         ---------- -----------
Revenues.................................    100.0%      100.0%

Gross margin.............................    -16.4%       -5.1%
Research and development.................     45.8%       19.6%
Sales and marketing......................     32.7%       12.6%
General and administrative...............     53.6%       36.3%
Purchased in-process research and
 development.............................      3.5%       12.9%
Operating (loss).........................   -152.0%      -86.4%
Net (loss)...............................   -145.8%      -91.4%




                              March 31,  March 31,       %
Consolidated revenue            1998       1997        Change
(in thousands)
---------------------------------------- ---------- -----------
Product revenue...............  $14,524     $7,903        83.8%
Development and services reven      671        208       222.6%
Component revenue.............    2,443      6,010       -59.4%
                              ---------- ----------
   Total revenue..............  $17,638    $14,121        24.9%
                              ========== ========== ===========


Total revenue increased $3.52 million, or 24.9%, to $17.64 million for fiscal 1998 compared to $14.12 million for fiscal 1997, as a result of increasing product revenue, which was partially offset by decreasing component revenue.

Product revenue consisted of revenue from sale of Video CD players and subassemblies, digital advertisement insertion systems, and computer peripheral products. Product revenue increased $6.62 million, or 83.8%, to $14.52 million for fiscal 1998 compared to $7.90 million for fiscal 1997. The increase was due to newly acquired product lines in digital advertisement insertion systems and computer peripheral products. The increase was also attributed to the expansion of the Company's operations in Asia, including the Panyu Joint Venture formed during fiscal 1998.

For the year ended March 31, 1998, development and service revenue increased $0.46 million, or 222.6%, to $0.67 million for fiscal 1998 compared to $0.21 million for fiscal 1997, as a result of the formation of the Panyu Joint Venture in fiscal 1998. Prior to the sale by Panyu of its 49% interest in the Panyu Joint Venture, the Joint Venture assembled product on behalf of Panyu and held no ownership rights with respect to the manufacturing inventory; therefore, revenue generated by the Panyu Joint Venture was considered service revenue. Panyu also acted as a distributor for the Company's finished goods.

Component revenue decreased $3.57 million, or 59.4%, to $2.44 million in fiscal 1998 compared to $6.01 million for fiscal 1997. The decrease resulted from the Company's decision to sell finished goods and sub-assemblies rather than component parts. Component revenue is primarily derived from the sale of certain inventory parts in excess of current manufacturing needs of the Company and was used to generate working capital and strengthen customer relationships. It is anticipated that component revenue will continue to decrease in absolute dollars and as a percentage of total revenue in the future. There were $1.4 million and $0 generated from product sales to related parties or affiliates in fiscal 1998 and 1997, respectively.

International revenue represented approximately 71.9% and 91.2% of total revenue for the years ended March 31, 1998 and 1997, respectively.



                              March 31,  March 31,       %
                                 1998       1997      Change
(in thousands)                ---------- ---------- -----------
Gross margin(loss)............  ($2,890)     ($719)     -301.9%
  as a percentage of revenue..    -16.4%      -5.1%


Gross loss increased $2.17 million, or 301.9%, to $2.89 million for fiscal 1998 compared to $0.72 million for fiscal 1997. Gross loss as a percentage of revenue increased to 16.4 % in fiscal 1998 from 5.1% in fiscal 1997.

Gross loss on product revenue increased $2.92 million, or 451.5% to a gross loss of $3.57 million in fiscal 1998 from a gross loss of $0.65 million in fiscal 1997. Product gross margin as a percentage of product revenues decreased to negative 24.6% in fiscal 1998 from negative 8.2% in fiscal 1997. The decrease in the gross margin and gross margin percentage for fiscal 1998 was primarily due to the recognition of the cost of all shipments made by the Panyu Joint Venture while the Company deferred recognition of the associated revenue until such time as cash is received and the negative effect that competition had on the margin of receivables that were collected. In addition, the Company recognized write-downs of inventory totaling $1.60 million as a result of excess inventory and net realizable value. This decrease was partly offset by a change in the mix of product shipped during the year.

Gross margin for development and service revenue increased $0.70 million to $0.65 for fiscal 1998 compared to a gross loss of $0.05 million for fiscal 1997. The increase was primarily a result of revenue associated with sub-contracted assembly performed by the Panyu Joint Venture. Accordingly, gross margin percentage for fiscal 1998 has increased compared to fiscal 1997.

Gross margin for components revenue was minimal for fiscal 1998 and 1997.



                              March 31,  March 31,       %
                                 1998       1997      Change
(in thousands)                ---------- ---------- -----------
Research and development......   $8,082     $2,761       192.7%
  as a percentage of revenue..     45.8%      19.6%


Research and development expenses consist primarily of personnel and equipment prototype costs required to conduct the Company's development efforts. Research and development expenses increased $5.32 million, or 192.7%, to $8.08 million during fiscal 1998 compared to $2.76 million for fiscal 1997. Research and development expenses as a percentage of net revenues in fiscal 1998 increased to 45.8% from 19.6% in fiscal 1997. The increase in these expenses both in dollar amount and as a percentage of revenue is primarily attributable to the retention of an additional 45 employees in the research and development area resulting from the continued expansion of the Company's worldwide operations, including the acquisition of the New Media Division in August 1997. In addition, during fiscal 1998, the Company wrote off approximately $1.9 million in intangible assets associated with and equipment used for research and development projects undertaken by ViComp and the New Media Division. Further, the Company increased its funding of the development of its DVD player.


                              March 31,  March 31,       %
                                 1998       1997      Change
(in thousands)                ---------- ---------- -----------
Sales and marketing...........   $5,771     $1,785       223.3%
  as a percentage of revenue..     32.7%      12.6%

Sales and marketing expenses consist primarily of personnel and consulting costs involved in the selling process and in the marketing of the Company's products, sales commissions, and expenses associated with trade shows and advertising. Sales and marketing expenses increased $3.99 million, or 223.3%, to $5.77 million during fiscal 1998 compared to $1.78 million for fiscal 1997. Sales and marketing expenses as a percentage of net revenues in fiscal 1998 increased to 32.7% in fiscal 1998 from 12.6% in fiscal 1997. The increase in these expenses both in dollar amount and as a percentage of revenues for fiscal 1998 was primarily due to business acquisitions that occurred during the year which contributed to the retention of an additional 53 employees in the sales and marketing area.



                              March 31,  March 31,       %
                                 1998       1997      Change
(in thousands)                ---------- ---------- -----------
General and administrative....   $9,447     $5,122        84.4%
  as a percentage of revenue..     53.6%      36.3%

General and administrative expenses consist primarily of administrative salaries and benefits, insurance, facility, legal, accounting, investor relations and other business support costs.
General and administrative expenses increased $4.33 million, or 84.4%, to $9.45 million during fiscal 1998 compared to $5.12 million for fiscal 1997. General and administrative expenses as a percentage of net revenues in fiscal 1998 increased to 53.6% in fiscal 1998 from 36.3% in fiscal 1997. The increase in these expenses and as a percentage of net revenues for the year ended March 31, 1998 resulted from additional administrative personnel associated with the business acquisitions made during the year. During fiscal 1998, the Company increased its general & administrative personnel from 18 to 107 employees. Higher legal, consulting and accounting fees incurred due to expansion of the Company's operation also contributed to the increase in general and administrative expenses.

                              March 31,  March 31,       %
                                 1998       1997      Change
(in thousands)                ---------- ---------- -----------
Purchased in-process research      $617     $1,819       -66.1%
 development..................
  as a percentage of revenue..      3.5%      12.9%

Purchased in-process research and development expenses were $0.6 million and $1.8 million in fiscal 1998 and 1997, respectively.
Purchased in-process research and development expenses were incurred as a result of the acquisition of the New Media Division in August 1997 and ViComp in October 1996.




                              March 31,  March 31,       %
                                 1998       1997      Change
(in thousands)                ---------- ---------- -----------
Other income and expense, net.   $1,089       $559        94.8%
  as a percentage of revenue..      6.2%       4.0%


The increase in other income during fiscal 1998 resulted primarily from interest from funds raised in the Company's public offerings for a full year in fiscal 1998 compared to a partial year's earning in fiscal 1997.

Extraordinary item. In fiscal 1997, the Company recorded an extraordinary item of $1.3 million for the early extinguishment of bridge notes. The bridge notes were issued in January and March 1996 and were repaid in May 1996 from the proceeds of the IPO.

Income taxes. The Company incurred net losses and consequently paid no federal or state income taxes in fiscal 1998 or 1997. For federal and state tax purposes, the Company has net operating loss carryforwards as of March 31, 1998 of approximately $31 million and $4.0 million, respectively, which will expire in various years beginning with 1999 if not utilized.

Due to the "change in ownership" provisions of the Internal
Revenue Code, the availability of the Company's net operating loss and credit carryforwards may be subject to an annual limitation in future periods. Such a limitation could substantially limit the eventual tax utilization of these carryforwards.

The Company has established a valuation allowance against its deferred tax assets of $6.0 million due to uncertainty surrounding the realization of such assets. Management evaluates on a quarterly basis the recoverability of the deferred tax assets and the level of the valuation allowance. If it is determined that it is more likely than not that the deferred tax assets are realizable, then the valuation allowance will be appropriately reduced.

Liquidity And Capital Resources

As a result of the Company's significant operating losses and the cost of acquiring and funding recent acquisitions, the Company's working capital has been substantially reduced. As of September 30, 1998, the Company had working capital of $0.5 million. At the same time, the Company's cash, cash equivalents and short-term investments were $0.76 million, compared to working capital at March 31, 1998 of $8.3 million, including cash and cash equivalents of $6.9 million. In October, the Company received a $2 million investment and may receive up to an additional $8 million, which will be used as working capital to support the sale of DVD-ROM drives and for general corporate purposes. This amount may be insufficient if demand for DVD-ROM drives exceeds management's expectations.

The Company is actively seeking additional financing to meet its working capital needs. Management intends to raise additional funds from new and existing investors and financial institutions and to continue to reduce the Company's operating costs by closing nonperforming businesses and divisions.

The Company's goal is to bring to market higher-margin products based on the Company's engineering capabilities, including DVD-ROM drives, DVD intelligent loaders, and DVD players. In addition, the Company intends to convert its video engine product lines to DVD-based product lines. To meet the Company's objectives and to conserve resources, the Company has closed its New Media division, its manufacturing operations in Panyu and its office in Japan, and operations at other locations are being streamlined. For the three-month period ending December 31, 1998, the Company expects to incur a one-time restructuring charge of approximately $500,000 in connection with closing such divisions and facilities and otherwise streamlining the Company's operations.

Net cash used in operating activities was $7.3 million for the six months ended September 30, 1998 compared to $8.6 million for the six months ended September 30, 1997. Substantially all of the net cash used in operating activities in the six months ended September 30, 1998 represented the net loss of $9.1 million adjusted for non-cash charges for depreciation and amortization of $1.04 million and acquired in-process research and development of $0.5 million and net cash used to fund an increase in restricted cash of $0.5 million and a decrease in accounts payable of $0.97 million. Substantially all the net cash used in operating activities for the six months ended September 30, 1997 represented the net loss of $6.2 million adjusted by non-cash charges for depreciation and amortization of $0.58 million, purchased in-process research and development of $0.62 million and net cash used to fund increased in accounts receivable of $3.8 million and inventories of $0.48 million, and decreases in accounts payable of $0.83 million.

Net cash provided by investing activities was negligible for the six months ended September 30, 1998 compared to $5.1 million used in investing activities for the six months ended September 30, 1997. Substantially all of the cash provided by investing activities for the six months ended September 30, 1998 consisted of the sale of short-term investments of $1 million which was offset by the acquisition of property and equipment of $0.87 million. Net cash used for the six months ended September 30, 1997 was primarily for the purchase of short-term investments and the acquisition of the New Media division from Arris Interactive.

Net cash provided by financing activities for the six months ended September 30, 1998 was $1,300,000 from the proceeds of short tem loans. Net cash provided by financing activities was minimal for the six months ended September 30, 1997.

The above activities resulted in a decrease in cash and cash equivalents of $5.9 million for the six months ended September 30, 1998 compared to a decrease in cash and cash equivalents of $13.65 million for the six months ended September 30, 1997.




Charge to income in the event of release of escrow securities

In the event the Company attains any of the earning or stock price thresholds required for the release of all or a portion of the securities placed in escrow in connection with the IPO, the release of such securities will result, for financial reporting purposes, in compensation expense to the Company. Accordingly, the Company will, in the event of the release of the securities escrowed in connection with the IPO, recognize, during the period that the conditions for such release are met, a substantial non-cash charge to earnings for financial reporting purposes for the period or periods during which such securities are, or become probable of, being released from escrow. The amount of this charge will be equal to the fair market value of such securities on the date of release from escrow. See "ELECTION OF DIRECTORS - Escrow Securities."

Seasonality

Historically the primary cause for seasonality in the Company's business was the affect of Chinese New Year. Due to the change in focus of the Company's business the Company does not expect Chinese New Year to be a cause of seasonality in the future. The Company does not expect to experience significant seasonality in the future, however, as the Company is entering into new lines of business it is impossible to predict whether this will be the case. There can be no assurances that the Company will not experience seasonality in the future.

Year 2000

        The Company is taking appropriate steps to ensure that its computer systems will properly recognize date sensitive information when the year changes to 2000 or "00". Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is in the process of evaluating its computer systems to identify those that could be affected by this issue.

Product Liability. While the Company believes that most of its currently developed and actively marketed products are Year 2000 compliant for significantly all functionality, these products could contain errors or defects related to the Year 2000. Versions of the Company's products which are not the most currently released or which are not currently being developed may not be Year 2000 compliant. The Company sells some of its older product lines, which are not being actively developed and updated, as such these products are not necessarily Year 2000 compliant.

Corporate Systems. The Company will start an assessment of its computer systems and software and will modify or replace portions of its software so that its operating systems will function properly with respect to dates in the Year 2000 and thereafter. The Company will evaluate system interfaces with third-party systems, such as those of key suppliers, distributors and financial institutions, for Year 2000 functionality. The Year 2000 project cost is not expected to be material.

The Company believes that, with modifications to existing software and conversions to new software, the Year 2000 issue will not pose significant operational problems for its computer systems. Most of the Company's servers use the Windows NT operating system. Microsoft Corporation has stated that Windows NT is Year 2000 compliant or compliant with minor issues. The Company plans to upgrade or replace its operating systems to this platform. However, if such modifications and conversions are not made, or are not completed in a timely manner, the Year 2000 issue could have a material adverse impact on the operations of the Company. Additionally, the systems of other companies with which the Company does business may not address any Year 2000 problems on a timely basis, which could have an adverse affect on the Company's systems or business transactions. The area of highest risk to the Company related to the Year 2000 issue is noncompliance by key suppliers. However, based upon publicly available information, the Company believes that key suppliers, such as Matsushita, are Year 2000 compliant.

As testing of Year 2000 functionality of the Company's systems must occur in a simulated environment, the Company will not be able to test full system Year 2000 interfaces and capabilities prior to Year 2000.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended
(the "Exchange Act") requires the Company's directors and certain of its officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company and the representations made by the reporting persons to the Company, the Company believes that during the fiscal year ended March 31, 1998, its directors, officers and 10% stockholders complied with all filing requirements under Section 16(a) of the Exchange Act, with the following exceptions: Dr. Sun filed a late Form 5 to report the cancellation of 140,760 shares of Common Stock pursuant to the terms of an escrow agreement entered into in connection with the Company's purchase of ViComp Technology, Inc.; Mr. Smith filed a late Form 4 to report the acquisition of 18,738 shares of Common Stock upon the exercise of stock options; Mr. Parkinson filed a late Form 3 reporting his appointment to the office of President and the receipt of 900,000 stock options; Mr. Franza filed a late Form 3 reporting his appointment to the office of Executive Vice President of Business Development for the Company and Chief Operating Officer of the Company's Atlanta, Georgia operations and the receipt of 125,000 stock options; and Mr. Werbicki filed a late Form 3 to report his appointment to the office of Executive Vice President of Computer Products and the receipt of 100,000 stock options.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholders are advised that any stockholder proposal, including nominations to the Board of Directors, intended for consideration at the 1999 Annual Stockholders Meeting must be received by the Company no later than February 13, 1999 to be included in the proxy material for the 1999 Annual Meeting. It is recommended that stockholders submitting proposals direct them to Edward M. Miller, Chief Executive Officer of the Company, and utilize certified mail, return receipt requested in order to ensure timely delivery.



OTHER MATTERS

The Board of Directors knows of no matter to come before the Annual Meeting other than as specified herein. If other business should, however, be properly brought before the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.




THE STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, AND RETURN PROMPTLY
THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                                By Order of the Board of Directors


                                /s/ Edward M. Miller, Jr.

                                    Edward M. Miller, Jr.
                                    Chief Executive Officer
December 2, 1998






































                          DIGITAL VIDEO SYSTEMS, INC.
         PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JANUARY 6, 1999


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints Edward M. Miller and John W.
Smuda, and each or either of them, as proxy holders with power to appoint his substitute and hereby authorizes the proxy holders to represent and vote, as designated below, all the shares of Digital Video Systems, Inc. (the "Company") held of record by the undersigned on November 30, 1998 at the Annual Meeting of Stockholders to be held on January 6, 1999 at 10:00 a.m. or any and all adjournments thereof.

1.      ELECTION OF DIRECTORS:
FOR all nominees listed below (except as marked to the contrary below).
WITHHOLD AUTHORITY to vote for all nominees listed below.
(INSTRUCTION: To withhold authority to vote for any nominee, draw a line through such nominee's name.)
      Edmund Y. Sun
      Philip B. Smith
      Sanford C. Sigoloff
      Young Sam Cho
      Cary S. Fitchey

2.      Proposal to ratify the approval of the Company's 1998 Stock Option
Plan.
              FOR                     AGAINST               ABSTAIN


3. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending March 31, 1999.

              FOR                     AGAINST               ABSTAIN

4. Proposal to approve the transaction contemplated by the Investment Agreement and the convertibility of the Demand Note and any additional demand notes with substantially similar terms, and the issuance of Common Stock upon the conversion thereof.

              FOR                     AGAINST               ABSTAIN

5. Proposal to approve the Company's change of name to Digital Versatile Systems, Inc. and the amendment and restatement of the Company's Amended and Restated Certificate of Incorporation to reflect such change and to incorporate previously filed amendments.

              FOR                     AGAINST               ABSTAIN

6. In their discretion, the proxy holders are authorized to vote upon such other business as may properly be brought before the Annual
Meeting or any and all adjournments thereof.



THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2, 3, 4 AND 5 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY AND ALL ADJOURNMENTS THEREOF. IN THE EVENT ANY OF THE NOMINEES IS UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE, THE SHARES REPRESENTED BY THIS PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS.

Dated:  ________________, 1998

Signature

(Signature, if held jointly)
Please sign exactly as your name
appears hereon.  When shares are held
by joint tenants, both should sign.
When signing as attorney, executor,
administrator, trustee or guardian,
please give full title as such.  If a
corporation, please sign in full
corporate name by the President or
other authorized officer.  If a
partnership, please sign in partner-
ship name by an authorized partner.
PLEASE PROMPTLY MARK, SIGN, DATE, AND RETURN THIS PROXY
USING THE ENCLOSED ENVELOPE.

ANNEX I - Investment Agreement

October 15, 1998

Mr. Donald Baker
Secretary & Treasurer
Oregon Power Lending Institution
357 Castro Street
Suite 2
Mountain View, CA 94041

Dear Don,

RE:     Oregon Power Lending Institution and Digital Video Systems,
Inc. Investment Agreement

We are pleased to advise that Digital Video Systems, Inc.'s ("DVS") Board of Directors has approved the following Investment Structure, which is based upon your prior conversations and correspondence with us. It is contemplated that in this transaction Oregon Power Lending Institution ("OPLI") will have the right to acquire a total of approximately 24,275,000 shares of DVS common stock. DVS currently has outstanding approximately 25,337,000 shares of common stock, and upon completion of this transaction (excluding exercise of the OPLI option or any future issuances by DVS), the total outstanding shares of DVS will be approximately 49,612,000 (the "Final Outstanding Common Stock").

Because DVS is subject to Nasdaq rules, we are required to obtain shareholder approval before we can sell 20% or more of our ownership (or voting power) at a discount to the market price. Thus, we are required to split the transaction into separate tranches, with the tranches that follow the First Tranche being subject to shareholder approval.

1) First Tranche. OPLI will make an initial investment of $1.5 million in cash by October 23rd and $500 thousand in cash on or before November 5th (the "First Tranche"). In consideration of and upon funding of the First Tranche, DVS will issue $2.0 million of convertible preferred shares ("Preferred Stock") to OPLI. The shares of Preferred Stock issued in the First Tranche will convert into 4,255,319 shares of DVS' common stock ("Common Stock"). This represents a conversion price of approximately $0.47 per share of Common Stock.

2) Second Tranche. OPLI will make an investment of $1.0 to $2.0 million in cash during November 1998 (the "Second Tranche").
In consideration of and upon funding of the Second Tranche, DVS will issue a minimum of $1.0 to a maximum of $2.0 million in convertible preferred shares ("Preferred Stock") to OPLI.
The shares of Preferred Stock issued in the Second Tranche will convert into a minimum of 2,127,660 to a maximum of 4,255,319 shares of DVS' common stock ("Common Stock"). This represents a conversion price of approximately $0.47 per share of Common Stock. The Second Tranche is subject to and conditioned upon DVS obtaining the approval of its shareholders to the Second Tranche, as well as subsequent Tranches. DVS anticipates that it will obtain foregoing shareholder approval within approximately 30 to 60 days from the date hereof.

3) Third Tranche. OPLI will have an option to make a third investment of a maximum of $2.0 million in cash during December 1998 (the "Third Tranche"). In consideration of and upon funding of the Third Tranche, DVS will issue up to a maximum of $2.0 million of convertible preferred shares ("Preferred Stock") to OPLI. The shares of Preferred Stock issued in the Third Tranche will convert into a maximum of 4,255,319 shares of DVS' common stock ("Common Stock"). This represents a conversion price of approximately $0.47 per share of Common Stock. Upon the full investment of $6.0 million and the conversion of the $6.0 million into common shares issued in association with the First, Second and Third Tranches, OPLI will own approximately 33% of the Final Outstanding Common Stock (including the shares of the common stock underlying the Preferred Stock issued to OPLI in the First Tranche and Second Tranche). The Third Tranche is subject to and conditioned upon DVS obtaining the approval of its shareholders to the Second Tranche, as well as subsequent Tranches.

4) Subsequent Tranche(s). OPLI will have the opportunity to invest on or before April 30, 1999, an additional $4.0 million in DVS (the "Subsequent Tranche(s)") for a total potential investment (excluding exercise of OPLI's option) of $10.0 million. The subsequent Tranche(s) will be in increments of $2.0 million. In consideration of and upon funding of the Subsequent Tranche(s), DVS will issue up to an additional $4.0 million of Preferred Stock to OPLI. The maximum number of preferred shares of DVS issued in the Subsequent Tranche(s) will be convertible into 8,510,638 shares of DVS common stock. This represents a conversion price of approximately $0.47 per share of Common Stock. OPLI will fund the Subsequent Tranche(s) with 50% in cash and 50% in Letter(s) of Credit issued to DVS suppliers. The Subsequent Tranche(s) are subject to and conditioned upon DVS obtaining the approval of its shareholders to the Second Tranche, as well as subsequent Tranches.

5) Option Grant.  In connection with funding the First Tranche,
DVS will grant a stock option to purchase 2.0 million shares of Common Stock at an exercise price of $0.75 per share. In connection with the funding of the Second Tranche, DVS will grant a stock option to purchase 1.0 million shares of Common
Stock at an exercise price of $0.75 per share. Both options will expire twenty-four (24) months after the grant date. The terms of the options will provide for OPLI to exercise this option, in whole or in part, at any time prior to its expiration by making a cash payment to DVS for the portion exercised.

6) Terms of Preferred Stock. All of the Preferred Stock issued in the First Tranche, Second Tranche, Third Tranche, and
Subsequent Tranche(s) will have identical terms. The Preferred Stock will have a term of three (3) years from the date of November 1, 1998 and will be convertible by OPLI into DVS common stock, at any time. Any shares of Preferred Stock not converted at the end of the three-year term will, at OPLI's option, probably be converted into shares of DVS common stock or with the mutual agreement of both OPLI and DVS; DVS will repurchase all or a portion of such outstanding Preferred Stock at a price equal to 125% of the original investment. DVS will file a registration statement for all common stock contemplated in this transaction within 60 days following the first conversion of the Preferred Stock into common stock to register the common stock for public resale by OPLI.

7) Right of First Refusal. OPLI understands that DVS may need to raise additional capital in order to operate and grow its business. In order to do this DVS may be required to issue shares of Common Stock or other securities that may be convertible into Common Stock. Because any such issuance could result in OPLI converting the Preferred Stock from the First Tranche, Second Tranche and Third Tranche into less than 33% of the total outstanding Common Stock after the conversion, DVS hereby grants OPLI a right of first refusal to make an additional investment in DVS on the same terms as have been offered to DVS by a third-party investor (the "Right of First Refusal") upon DVS accepting such third-party offer. The
Right of First Refusal shall remain in effect up until such time as the term of the Preferred Stock expires; provided OPLI has converted into Common Stock at least half of all Preferred Stock issued to OPLI from the First Tranche, Second Tranche and Third Tranche within an eighteen (18) months from the date of issuance of the Preferred Stock associated with the First Tranche.

8) Board Seats. DVS will provide OPLI with up to two (2) seats on the DVS' Board of Directors upon the completion of the funding associated with the First Tranche. OPLI may designate these individuals and DVS agrees to appoint them to DVS' Board of Directors, subject to a standard due diligence review that will take no more than five (5) business days.

9) Restructuring of Capital Structure. DVS will commit to using its best efforts to restructure its current capital structure, by eliminating, to the extent reasonably possible, its Class A Warrants and Class B Warrants (the "Warrants"). DVS proposes to swap the Warrants for Common Stock. If, however, another less dilutive or less costly method to eliminate the Warrants is available, DVS may use such alternative method. DVS estimates that it will require approximately four (4) months to complete this restructuring.

10) Confidentiality. Each party shall safeguard the secrecy and confidentiality of the letter and will not allow the existence of or the contents of this letter to be published, disseminated or disclosed to any person (other than officers, directors and employees of such party and its accountants and lawyers, all of whom shall agree to maintain the confidentiality of this letter) without the prior written consent of the other party, except as is required by law or regulation applicable to the parties.

11) Binding Agreement. The undersigned, does hereby confirm and acknowledge that this letter is a binding expression of the terms of OPLI's investment in DVS and that such terms are acceptable, subject to obtaining the approval of DVS's shareholders shareholders for the Second Tranche, Third Tranche and subsequent Tranche(s).

If you agree to the points described above, please so indicate by signing below and returning a signed copy of this letter to me by fax at (408) 871-8222. Should you have any questions concerning the information contained within this letter or the Subscription
Agreement, please feel free to contact me by telephone at (408) 874-8224.

We look forward to working with you in the future.


Very truly yours,





Edward M. Miller, Jr.
President and Chief Executive Officer






ACKNOWLEDGED AND AGREED TO:

OREGON POWER LENDING INSTITUTION


_________________________
Donald Baker
Secretary and Treasurer
Letter to: Mr. Donald Baker
October 15, 1998
Page 5 of 5




























ANNEX II - Amended and Restated Certificate of Incorporation
FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
                      DIGITAL VIDEO SYSTEMS, INC.

                (originally incorporated on October 13, 1992
                 under the name Digital Video Systems, Inc.)

Edward M. Miller, Jr. certifies that:
One:  He is the duly elected and acting President and Chief
Executive Officer of Digital Video Systems, Inc., a Delaware corporation (the "Corporation").

Two: The Amended and Restated Certificate of Incorporation of this Corporation shall be amended and restated to read in full as follows:

ARTICLE I
The name of this Corporation is Digital Versatile Systems, Inc.

ARTICLE II
The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19801. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc., New Castle County.

ARTICLE III
The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV
A. The Corporation is authorized to issue two classes of shares, which shall be designated as Common Stock, $.0001 par value per share, and Preferred Stock, $.0001 par value per share. The total number of shares of capital stock that the Corporation is authorized to issue is Eighty Five Million (85,000,000). The total number of shares of Common Stock which this Corporation shall have authority to issue is Eighty Million (80,000,000) and the total number of shares of Preferred Stock which this Corporation shall have authority to issue is Five Million (5,000,000). The Preferred Stock may be issued from time to time in one or more series.

B. The Preferred Stock shall be divided into series. The first series shall consist of 11,000 shares and shall be designated "Series C Convertible Preferred Stock."
The Board of Directors of the Corporation (the "Board of
Directors") is authorized to determine the number of additional series into which shares of Preferred Stock may be divided, to determine the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted to or imposed upon such additional Preferred Stock or any series thereof or any holders thereof, to determine and alter the designations, powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or the holders thereof, to fix the number of shares of that series and to increase or decrease, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series.

C. The powers, preferences, rights, restrictions, and other matters relating to the Series C Convertible Preferred Stock are as follows:

1.      Dividends.
The holders of the Series C Convertible Preferred Stock be entitled to receive cash dividends as when and if declared by the Board of Directors on the Common Stock in an amount per share of Series C Convertible Preferred Stock equal to the amount of the dividend per share of Common Stock multiplied by the number of shares of Common Stock into which each share of Series C Convertible Preferred Stock is convertible immediately prior to the declaration of such dividend.

2.      Liquidation Preference.
(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series C Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $1,000.00 per share (as adjusted for any combinations or splits with respect to such shares). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)     After payment to the holders of the Series C
Convertible Preferred Stock of the amounts set forth in Section C.2(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

(c) For purposes of this Section C.2, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series C Convertible Preferred Stock and Common Stock to receive at the closing in cash, securities or other property (valued as provided in Section C.2(e) below) amounts as specified in Sections C.2(a) and C.2(b) above.

(d)     Each holder of Series C Convertible Preferred
Stock shall be deemed to have consented under the Delaware General Corporation Law to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by officers, directors, or employees of, or consultants to, the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements (whether now existing or hereafter entered into) providing for the right of said repurchase between the Corporation and such persons.

(e) Whenever the distribution provided for in this Section C.2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair value of such securities or other property as determined in good faith by the Board of Directors.

(f) Nothing hereinabove set forth shall affect in any way the right of each holder of Preferred Stock to convert such shares at any time and from time to time into Common Stock in accordance with Section C.4 hereof.

3.      Voting Rights.

(a)     Each holder of shares of the Series C Convertible
Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series C Convertible Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series C Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one
(1) vote for each share of Common Stock held.

(b) Notwithstanding the foregoing, at each annual or special meeting called for the purpose of electing directors, the holders of the Series C Convertible Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors, and all remaining directors shall be elected by the holders of Common Stock voting together as a single class. The provisions of this Section C.3(b) shall expire and be of no further force or effect upon the occurrence of the earlier of (i) such date when less than 2,000 shares of Series C Convertible Preferred Stock remain issued and outstanding or
(ii) October 31, 2001. In the case of any vacancy in the office of a director occurring among the directors elected by a specified group of stockholders, the remaining director or directors so elected by such stockholders may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the shares of that class) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Series C Convertible Preferred Stock or Common Stock or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series C Convertible Preferred Stock or Common Stock, as the case may be.

4.      Conversion.
The holders of the Series C Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a)     Right To Convert.  Each share of Series C
Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to October 31, 2001, at the office of the Corporation or any transfer agent for such stock, into fully-paid and nonassessable shares of Common Stock at a rate of 2,127.6595 shares of Common Stock for each share of Series C Convertible Preferred Stock, as is determined by dividing $1,000.00 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series C Convertible Preferred Stock (the "Series C Conversion Price") shall initially be $.47 per share of Common Stock. Such initial Series C Conversion Price shall be adjusted as hereinafter provided.

(b)     Right To Mutual Redemption.  Each share of Series
C Convertible Preferred Stock shall be redeemed, if mutually agreed upon in writing by both the Series C Convertible Preferred Stockholder and the Corporation, on October 31, 2001, at an amount equal to 125% of the face value of the Series C Convertible Preferred Stock certificate(s).

(c)     Automatic Conversion. Each share of Series C
Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series C Conversion Price upon the date specified by vote or written consent or agreement of holders of at least two-thirds (2/3) of the shares of such series then outstanding.

(d) Mechanics of Conversion. Before any holder of Series C Convertible Preferred Stock shall be entitled voluntarily to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the number of shares to be converted and the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series C Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(e)     Adjustments to Conversion Prices for Stock
Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after November 1, 1998, shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for any series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section C.4, then and in each such event provision shall be made so that the holders of Series C Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which would have received had their Series C Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section C.4 with respect to the rights of the holders of the Series C Convertible Preferred Stock.

(g)     Adjustments for Reclassification and
Reorganization. If the Common Stock issuable upon conversion of the Series C Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section C.4(e) above or a merger or other reorganization referred to in Section C.2(d) above), the Series C Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series C Convertible Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series C Convertible Preferred Stock immediately before that change.

(h) No Impairment. The Corporation will not, by amendment of its Fifth Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Convertible Preferred Stock against impairment.

(i) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section C.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series C Convertible Preferred Stock.

(j) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series C Convertible Preferred Stock:

(1) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights
(and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (i) and (ii) above; and

(2)     in the case of the matters referred to in
(iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

(k) Issue Taxes. The Corporation shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series C Convertible Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.



(l)     Reservation of Stock Issuable Upon Conversion.
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation's Fifth Amended and Restated Certificate of Incorporation.

(m) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series C Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(n) Notices. Any notice required by the provisions of this Section C.4 to be given to the holders of shares of Series C Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5.      No Reissuance of Series C Convertible Preferred Stock.
No share or shares of Series C Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

6.      Protective Provisions.
In addition to any other rights provided by law, so long as any shares of Series C Convertible Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series C Convertible Preferred Stock, voting together as a single class, amend or repeal any provision of, or add any provision to: (i) the Corporation's Fifth Amended and Restated Certificate of Incorporation; or (ii) the Corporation's Bylaws, if such action would increase the authorized number of directors.






ARTICLE V
The Corporation is to have perpetual existence.

ARTICLE VI
In furtherance and not in limitation of the powers conferred by status:

A. The Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation.

B. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

C. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors.

ARTICLE VII

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE VIII

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exists, or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this Article VIII, nor the adoption of any provision of this Fifth Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.


ARTICLE IX

A. Actions, Suits and Proceedings Other Than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit, or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe such conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section F below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors.

B. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with such action, suit, or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware or such other court shall deem proper.

C. Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit, or proceeding referred to in Section A or B of this Article, or in defense of any claim, issue, or matter therein, or on appeal from any such action, suit, or proceeding, the Indemnitee shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by the Indemnitee or on the Indemnitee's behalf in connection therewith. Without limiting the foregoing, if any action, suit, or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without: (i) the disposition being adverse to the Indemnitee; (ii) an adjudication that the Indemnitee was liable to the Corporation; (iii) a plea of guilty or nolo contendere by the Indemnitee; (iv) an adjudication that the Indemnitee did not act in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation; and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his or her conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

D. Notification and Defense of Claim. As a condition preceding to the right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding, or investigation involving the Indemnitee for which indemnity will or could be sought; except that any delay or failure to so notify the Corporation shall relieve the Corporation of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. With respect to any action, suit, proceeding, or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as proved below in this Section D. The Indemnitee shall have the right to employ his or her own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless: (i) the employment of counsel by the Indemnitee has been authorized by the Corporation; (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action; or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.
E. Advance of Expenses. Subject to the provisions of Section F below, in the event that the Corporation does not assume the defense pursuant to Section D of this Article of any action, suit, proceeding, or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding, or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

F. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Sections A, B, C or E of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses.
Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section A, B or E the Corporation determines by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of standard set forth in Section A or B, as the case may be. Such determination shall be made in each instance by (a) a majority vote of a quorum of the directors or the Corporation consisting of persons who are not at that time parties to the action, suit, or proceeding in question ("disinterested directors"), (b) if no such quorum is obtainable, a majority vote of a committee of two or more disinterested directors, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit, or proceeding in question, (d) independent legal counsel (who may be regular legal counsel to the Corporation), or (e) a court of competent jurisdiction.

G. Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section F. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section F that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

H. Subsequent Amendment. No amendment, termination, or repeal of this Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding, or investigation arising out of or relating to any actions, transactions, or facts occurring prior to the final adoption of such amendment, termination, or appeal.

I. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement, or vote of stockholders or disinterested directors or otherwise, both as to action in the Indemnitee's official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors, and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

J. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on Indemnitee's behalf in connection with any action, suit, proceeding, or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines, or amounts paid in settlement to which the Indemnitee is entitled.

K. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise (including any employee benefit plan) against any expense, liability, or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the General Corporation Law of the State of Delaware.

L. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding, or investigation arising out of or relating to any actions, transactions, or facts occurring prior to the date of such merger or consolidation.

M. Savings Clauses. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees) judgments, fines, and amounts paid in settlement in connection with any action, suit, proceeding, or investigation, whether civil, criminal, or administrative, including any action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

N.      Definitions.  Terms used herein and defined in Section
145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

O. Subsequent Legislation. If the General Corporation Law of the State of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitee, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE X

The Corporation reserves the right to amend or repeal any provision contained in this Fifth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

Three: The foregoing amendment and restatement of the Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors.

Four: The foregoing amendment and restatement of the Amended and Restated Certificate of Incorporation was approved by the directors and holders of the required number of shares of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The required vote was a majority of the outstanding shares of Common Stock and majority of the outstanding shares of Series C Convertible Preferred Stock.
IN WITNESS WHEREOF, the undersigned have executed this Fifth
Amended and Restated Certificate of Incorporation on December 2, 1998.

/s/ Edward Miller
    Chief Executive Officer

ANNEX III - Demand Note

CONVERTIBLE PROMISSORY NOTE

DIGITAL VIDEO SYSTEMS, INC.

$1,000,000.00                                          Los Gatos, California
                                                       November 12, 1998


        FOR VALUE RECEIVED, DIGITAL VIDEO SYSTEMS, INC., a Delaware corporation ("Maker"), promises to pay to the order of Oregon Power Lending Institution ("Payee"), or as directed by Payee, on demand, in the manner and at the place hereinafter provided, the principal amount of One Million Dollars ($1,000,000.00), together with interest thereon, as hereafter described.

        Maker also promises to pay interest on the outstanding principal amount hereof from the date hereof at a rate of 10.0% per annum. All computations of interest shall be made on the basis of a 360-day year consisting of twelve thirty-day months. In no event shall the interest payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law.

        1. Payments. All payments of principal and interest in respect of this Note shall be made at a location within, and in lawful money of the United States of America by corporate check at 357 Castro Street, Suite 2, Mountain View, California 94041 or at such other place and in such other manner as shall be designated by Payee in a notice to Maker.

        2. Prepayments. This Note may be prepaid in whole or in part at any time without penalty. Each prepayment made pursuant to this Note shall be credited first on interest then due and the remainder on the principal; and interest shall thereupon cease to accrue upon the principal so credited. Upon prepayment of the entire principal amount hereof and all accrued but unpaid interest thereon, all obligations of Maker hereunder shall terminate, this Note shall be deemed canceled and all interest shall cease to accrue. The prepayment of this Note in no way impacts the terms of Investment Agreement.

        3. Conversion Rights. Payee shall have the right, at any time, to convert all or any portion of the outstanding principal amount under this Note, together with all accrued and unpaid interest thereon, into fully paid and non-assessable shares of Maker's Series C Convertible Preferred
Stock at the Conversion Price.

        4. Exercise of Conversion Rights. Payee may exercise its rights to convert all or any portion of the outstanding principal amount under this Note, together with all accrued and unpaid interest thereon, into shares of Series C Convertible Preferred Stock by surrendering this Note to Maker, at its principal office or such other office or agency maintained by Maker for that purpose, accompanied by a written notice of election to convert outstanding amount under this Note, or a specified portion of such amount (as provided in the notice), executed by Payee, which notice shall specify a Conversion Date. Notwithstanding the foregoing, this Note shall not be convertible into Series C Convertible Preferred Stock to the extent that upon such conversion, Payee will become the record owner (together with Preferred or Common Stock already owned by it) of Series C Convertible Preferred Stock convertible in the aggregate into more than 20% of the Common Stock of Maker, until such time as the issuance of such Series C Convertible Preferred Stock issuable upon such a conversion is approved by the requisite number of shareholders of Maker as required under the Nasdaq corporate governance rules.

        5. Conversion. As promptly as practicable after the surrender as herein provided of this Note for conversion and delivery of the written notice of election, Maker shall deliver or cause to be delivered certificates representing the number of fully paid and non-assessable shares of Series C Convertible Preferred Stock into which the outstanding principal amount under this Note or such portion hereof as may be subject to the written notice of election, together with all accrued and unpaid interest thereon, may be converted in accordance with the provisions hereof.

        6. Number of Shares; Conversion Calculation. The number of shares of Series C Convertible Preferred Stock shall be determined by dividing the amount to be converted by the Conversion Price on the applicable Conversion Date, calculated to the nearest share of Series C Convertible Preferred
Stock. For the purpose of such calculation, fractions of less than 1/2 shall be disregarded and fractions of 1/2 or greater shall be rounded up to the next full share. If only a portion of the outstanding principal amount under the Note is used in such conversion, Maker shall execute and deliver to or upon the order of Payee, a new note evidencing the unused portion of the outstanding amount.

        7. Conversion Record Date. Any conversion of the outstanding principal and interest under this Note or any portion hereof shall be deemed to have been made at the close of the Business Day on or following the Conversion Date specified in the applicable written notice of election, so that the rights of Payee shall cease at such time and the person or persons entitled to receive any of the shares of Series C Convertible Preferred Stock upon conversion shall be treated for all purposes as having become the record holder or holders of such shares of Series C Convertible Preferred Stock at such time.

        8. Events of Default. The occurrence of the following shall constitute an "Event of Default":

        (a) failure of Maker to make any principal or interest payment under this Note when due on written demand; or

        (b) Maker shall file any petition or action for relief under any bankruptcy, insolvency, reorganization, moratorium, creditor composition law, or any other law for the relief of or relating to debtors, or an involuntary petition shall be filed under the Bankruptcy Code against Maker and such proceeding or case initiated by such petition shall remain undismissed or unstayed and in effect for a period of 60 days or more, or a custodian, receiver, trustee, assignee for the benefit of creditors, or other similar official, shall be appointed to take possession, custody or control of the properties of Maker.

        9. Remedies. Upon the occurrence and during the continuance of any Event of Default, Payee may (i) by notice to Maker, declare the outstanding principal amount of this Note, together with accrued interest thereon, to be due and payable, and the outstanding principal amount of this Note, together with such interest, shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by Maker) or (ii) chose, without waiving its right of acceleration, not to declare the outstanding principal amount of this Note, together with accrued interest thereon, to be due and payable. If this Note is not paid in accordance with the terms hereof, Maker agrees to pay all costs and expenses of collection when incurred, including, without limitation, reasonable attorneys' fees and expenses and court costs.

        10. Definitions. The following terms in this Note shall have the following meanings (and any of such terms may be used in the singular or the plural):

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy" as now and hereinafter in effect, or any successor thereto.

        "Business Day" means any day other than a Saturday, Sunday or legal holiday under the laws of the State of California or any day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

        "Common Stock" means the Common Stock of Maker.

        "Conversion Date" means the date specified in any written notice of election to convert delivered by Payee, which date shall be no earlier than the date of actual delivery of such notice.

        "Conversion Price" means One Thousand Dollars ($1,000.00) per share of Series C Convertible Preferred Stock.

        "Preferred Stock" means the convertible Series C Convertible Preferred Stock of Maker.

        11. Notices. All notices, requests, demands, and other communications under this Note shall be in writing and shall be deemed to have been delivered when delivered personally or mailed in a general or branch post office and enclosed in a registered or certified post-paid envelope or when sent by overnight courier, delivered to a telegraph company or when scanned graphically or otherwise by telegraphic communications equipment of the sending party and, in such case, addressed to the appropriate addresses stated below or to such other changed addresses the parties may have fixed by notice as provided herein:

If to Maker:            Digital Video Systems, Inc.
                        160 Knowles Drive
                        Los Gatos; California 95032
                        Attn:  Chief Executive Officer
                        Phone: (408) 874-8200
                        Fax:  (408) 871-8220

And:                    Orrick, Herrington & Sutcliffe LLP
                        777 S. Figueroa Street, Suite 3200
                        Los Angeles, California 90017-5832
                        Attn:  Blase P. Dillingham, Esq.
                        Phone:  (213) 629-2020
                        Fax:  (213) 612-2499






If to Payee:            Oregon Power Lending Institution
                        357 Castro Street, Suite 2
                        Mountain View, California 94041
                        Attn:  Donald Baker
                        Phone: (650) 962-8991
                        Fax:  (650) 822-2907

        12. Governing Law. This Note and the rights and obligation of Maker and Payee hereunder shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principals of conflicts of law.

        13. Effect On Successors In Interest. This Note shall be binding upon and shall inure to the benefit of Maker and Payee and their respective successors and assigns.

        IN WITNESS THEREOF, Maker has caused this Note to be executed and delivered by its duly authorized officer, as of the date and at the place first written above.


                        DIGITAL VIDEO SYSTEMS, INC.



                        By:     _________________________________
                        Name:    Edward M. Miller, Jr.
                        Title:   Chief Executive Officer